EXCEL INDUSTRIES, INC.





                     THE BANKS NAMED HEREIN




                 SOCIETY NATIONAL BANK, as Agent




           HARRIS TRUST AND SAVINGS BANK, as Co-Agent














           ___________________________________________

                        U.S. $120,000,000
                        Credit Agreement

                           dated as of

                          April 1, 1996

           ___________________________________________

                        TABLE OF CONTENTS

                                                             Page


SECTION 1.DEFINITIONS AND ACCOUNTING TERMS.. . . . . . . . . .  1
    1.1. Certain Defined Terms. .  . . . . . . . . . . . . . . 1
    1.2. Computation of Time Periods. . . . . . . . . . . . . 10
   1.3. Accounting Terms . . . . . . . . . . . . . . . . . . 10
  1.4. Other Definitional Provisions. . . . . . . . . . . . 10

SECTION 2.AMOUNTS AND TERMS OF THE ADVANCES. . . . . . . . . . 10
     2.1. The Revolving Advances and the Swing Line Advances .10
    2.2. Making the Revolving Advances and the Swing Line
  Advances. . . . . . . . . . . . . . . . . . . . . . 11
2.3. Fees . . . . . . . . . . . . . . . . . . . . . . . .13
2.4. Reduction of the Commitments and the Swing Line
           Commitments. . . . . . . . . . . . . . . . . . . .  13
     2.5. Repayment of the Revolving Advances and the
           Swing Line Advances. . . . . . . . . . . . . . . .  14
     2.6. Interest on Advances. . . . . . . . . . . . . . . . 14
    2.7. Interest Rate Determination. . . . . . . . . . . .  15
   2.8. Prepayments of Advances. . . . . . . . . . . . . .  15
  2.9. Increased Costs. . . . . . . . . . . . . . . . . .  15
 2.10.Payments and Computations. . . . . . . . . . . . .  16
2.11.Taxes. . . . . . . . . . . . . . . . . . . . . . .  17
2.12.Sharing of Payments, etc.. . . . . . . . . . . . .  18
2.13.Evidence of Debt . . . . . . . . . . . . . . . . .  19

SECTION 3.CONDITIONS OF LENDING. . . . . . . . . . . . . . . . 19
     3.1. Conditions Precedent to Initial Advances . . . . . .19
    3.2. Conditions Precedent to Each Borrowing . . . . . . .20

SECTION 4.REPRESENTATIONS AND WARRANTIES.. . . . . . . . . . . 21
     4.1. Representations and Warranties of the Borrower . . .21

SECTION 5.COVENANTS OF THE BORROWER. . . . . . . . . . . . . . 23
     5.1. Affirmative Covenants. . . . . . . . . . . . . . . .23
    5.2. Negative Covenants . . . . . . . . . . . . . . . . .27

SECTION 6.EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . 32
     6.1. Events of Default. . . . . . . . . . . . . . . . . .32

SECTION 7.THE AGENT. . . . . . . . . . . . . . . . . . . . . . 34
     7.1. Authorization and Action . . . . . . . . . . . . . .34
    7.2. Agent's Reliance, etc. . . . . . . . . . . . . . . .34
   7.3. Society and Affiliates . . . . . . . . . . . . . . .34
  7.4. Lender Credit Decision . . . . . . . . . . . . . . .35
 7.5. Indemnification. . . . . . . . . . . . . . . . . . .35
7.6. Successor Agent. . . . . . . . . . . . . . . . . . .35
7.7. Agent's Fee. . . . . . . . . . . . . . . . . . . . .35
7.8. Co-Agent . . . . . . . . . . . . . . . . . . . . . .35
 SECTION 8.MISCELLANEOUS. . . . . . . . . . . . . . . . . . . .35
     8.1. Amendments, etc. . . . . . . . . . . . . . . . . . .35
    8.2. Notices, etc.. . . . . . . . . . . . . . . . . . . .36
   8.3. No Waiver; Remedies. . . . . . . . . . . . . . . . .36
  8.4. Costs, Expenses and Taxes. . . . . . . . . . . . .  36
 8.5. Right of Set-off . . . . . . . . . . . . . . . . . .37
8.6. Binding Effect . . . . . . . . . . . . . . . . . . .37
8.7. Assignments and Participations . . . . . . . . . . .37
8.8. Governing Law. . . . . . . . . . . . . . . . . . . .39
8.9. Execution in Counterparts. . . . . . . . . . . . . .39
8.10.Collateral . . . . . . . . . . . . . . . . . . . . .39
8.11.Survival of Warranties and Agreements. . . . . . . .39
8.12.Limitation of Liability. . . . . . . . . . . . . . .39
8.13.No Duty. . . . . . . . . . . . . . . . . . . . . . .40
8.14.Lenders and Agent Not Fiduciary to Borrower, etc.. .40
8.15.Confidentiality. . . . . . . . . . . . . . . . . . .40
8.16.Certain Consents and Waivers of the Borrower . . . .40
8.17.Waiver of Jury Trial . . . . . . . . . . . . . . . .41





Schedule I    -     Information as to Lenders
Schedule II   -     Schedule of Existing Liens
Schedule III  -     Schedule of Existing Debt

EXHIBIT A-1   -     Form of Revolving Note
EXHIBIT A-2   -     Form of Swing Line Note
EXHIBIT B-1   -     Form of Notice of Revolving Borrowing
EXHIBIT B-2   -     Form of Notice of Swing Line Borrowing
EXHIBIT B-3   -     Form of Confirmation of Swing Line Borrowing
EXHIBIT C     -     Form of Assignment and Acceptance
EXHIBIT D     -     Form of Opinion of Sommer & Barnard, Counsel
                  for the Borrower
EXHIBIT E     -     Form of Guaranty


                        CREDIT AGREEMENT

     THIS CREDIT AGREEMENT, dated as of April 1, 1996 (as amended, supplemented or otherwise modified from time to time, "this Agreement"), among the following: (i) EXCEL INDUSTRIES, INC., an Indiana corporation (herein, together with its successors and assigns, the "Borrower"); (ii) the financial institutions (the "Banks") listed on the signature pages hereof; (iii) SOCIETY NATIONAL BANK ("Society"), a national banking association, as agent (together with any successor Agent appointed hereunder, the "Agent") for the Lenders hereunder; and (iv) HARRIS TRUST AND SAVINGS BANK, as co-agent (together with any successor co-Agent appointed hereunder, the "Co-Agent") for the Lenders hereunder:

     NOW, THEREFORE, the parties hereto agree as follows:


SECTION 1.DEFINITIONS AND ACCOUNTING TERMS.

     1.1. Certain Defined Terms. In addition to the terms defined above, as used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Adjusted Eurodollar Rate" means, for any Interest Period for each Adjusted Eurodollar Rate Advance comprising part of the same Revolving Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate of interest determined by the Agent to be the average (rounded upward to the nearest whole multiple of 1/16 of it per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered to the principal offshore office of each of the Reference Banks by prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Adjusted Eurodollar Rate Advance comprising part of such Revolving Borrowing and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Adjusted Eurodollar Rate Reserve Percentage for such Interest Period. The Adjusted Eurodollar Rate for any Interest Period for each Adjusted Eurodollar Rate Advance comprising part of the same Revolving Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of section 2.7.

          "Adjusted Eurodollar Rate Advance" means a Revolving
Advance which bears interest as provided in section 2.6(a)(ii).

          "Adjusted Eurodollar Rate Reserve Percentage" for any Interest Period for any Adjusted Eurodollar Rate Advance means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for any financial institution subject to such regulations with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

          "Advance" means a Revolving Advance or a Swing Line
Advance, as the case may be.

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

          "Agent Fee Letter" means the letter dated as of the date hereof from Society addressed to and acknowledged by the Borrower relating to certain fees payable to Society and/or the Lenders.

          "Agent Syndication Letter" means the letter dated as of the date hereof from Society addressed to and acknowledged by the Borrower relating to certain possible syndication arrangements.

          "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Prime Rate Advance and such Lender's Eurodollar Lending Office in the case of an Adjusted Eurodollar Rate Advance.

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

          "Borrowing" means a Revolving Borrowing or a Swing Line
Borrowing, as the case may be.

          "Business Day" means a day of the year on which banks are not required or authorized to close in Cleveland, Ohio or Chicago, Illinois and, if the applicable Business Day relates to any Adjusted Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

          "Cash Equivalents" means any of the following, to the extent owned by any Person free and clear of all Liens and having a maturity of not greater than 180 days from the date of acquisition thereof; (i) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (ii) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or is a bank or trust company which is organized under the laws of the United States or any State thereof, has combined capital and surplus of at least $500 million, is a member of the Federal Reserve System and which issues (or the parent of which issues) commercial paper rated as described in clause (iii), or (iii) commercial paper in an aggregate amount of no more than $1,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States, rated at least "Prime-1" (or the then equivalent grade) by Moody's Investors Services, Inc. or "A-1" (or the then equivalent grade) by Standard & Poor's Corporation.

          "Claim" means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

          "Closing Date" shall mean the date on which the Agent shall have received the documents specified in or pursuant to section 3.1 and the conditions specified in section 3.1 shall have been satisfied.

          "Commitment" has the meaning specified in section 2.1(a).

          "Commitment Fee" has the meaning specified in section
2.3(b).

          "Confirmation of Swing Line Borrowing" has the meaning specified in section 2.2(c).

          "Consolidated" refers to the consolidation of accounts in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the Consolidated financial statements referred to in section 4.1(e).

          "Consolidated Interest Expense" means, for any period, with respect to the Borrower and its Subsidiaries on a Consolidated basis, total interest expense, whether paid or accrued (without duplication), including the interest component of obligations in respect of capital leases.

          "Consolidated Net Income" means for any period the consolidated net income (loss) of the Borrower and its consolidated subsidiaries for such period, determined in accordance with GAAP.

          "Consolidated Net Worth" means at any date the Consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries, determined as of such date in accordance with GAAP.

          "Contaminant" means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, radioactive waste, special waste, petroleum or petroleum derived substance or waste, asbestos, polychlorinated biphenyls (PCBs), or any hazardous or toxic constituent thereof and includes, but is not limited to, these terms as defined in Environmental, Health or Safety Requirements of Law.

          "Debt" of any Person means at any date (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances, (vi) all obligations of such Person under direct or indirect guaranties in respect of, and all obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Debt of others and (vii) all other Debt secured by a lien, mortgage or security interest on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person. For the avoidance of doubt, in no event shall the obligations of a Person as lessee or sublessee under an Operating Leases be considered Debt of such Person.

          "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "EBIT" means, for any period on a Consolidated basis for the Borrower and its Consolidated Subsidiaries, the sum of the amounts for such period of:

       (i) Consolidated Net Income, provided that: (A) all gains and all losses realized by such person and its subsidiaries upon the sale or other disposition (including, without limitation, pursuant to sale and leaseback transactions) of property or assets which are not sold or otherwise disposed of in the ordinary course of business, or pursuant to the sale of any capital stock of such person or any subsidiary, shall be excluded from such Consolidated Net Income, (B) net income or net loss of any person combined with such person on a "pooling of interests" basis attributable to any period prior to the date of such combination shall be excluded from such Consolidated Net Income, (C) all items of gain or loss which are properly classified as extraordinary in accordance with GAAP shall be excluded from such Consolidated Net Income, (D) all items which are properly classified in accordance with GAAP as cumulative effects of accounting changes shall be excluded from such Consolidated Net Income, and (E) net income of any person which is not a subsidiary of such person and which is consolidated with such person or is accounted for by such person by the equity method of accounting shall be included in such Consolidated Net Income only to the extent of the amount of dividends or distributions paid to such person or a subsidiary;

               (ii) Consolidated Interest Expense; and

               (iii) charges for federal, state, local and foreign income taxes.

          "Eligible Assignee" means (i) any commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000 and a combined capital and surplus of at least $100,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000 and a combined capital and surplus of at least $100,000,000; (iii) a commercial bank or savings and loan association not meeting both the total assets and combined capital and surplus requirements of clause (i) or (ii) which, together with any Lender, is under the common control of a single parent corporation; (iv) a commercial bank organized under the laws of any another country which is a member of the OECD, or a political subdivision of any such country, and that either (x) has total assets in excess of $3,000,000,000 and a combined capital and surplus of at least $150,000,000 or (y) is approved by the Agent and, unless an Event of Default shall have occurred and be continuing or any of the terms or provisions of this Agreement have been modified because of financial difficulties of the Borrower, the Borrower (whose approval will not be unreasonably withheld), provided in each case that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (v) the central bank of any country which is a member of the OECD; (vi) a finance company, insurance company or other financial institution (whether a corporation, partnership, limited liability company, trust or other entity) that is domiciled in the United States and is engaged in making, purchasing or otherwise investing in business loans or commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000; and (vii) any other person (other than an Affiliate of the Borrower) approved by the Agent and, unless an Event of Default shall have occurred and be continuing or any of the terms or provisions of this Agreement, as originally in effect, have been modified because of financial difficulties of the Borrower or breaches or potential breaches of any of the terms or provisions hereof by the Borrower, the Borrower (whose approval will not be unreasonably withheld).

          "Environmental, Health or Safety Requirements of Law"
means all valid and enforceable      Requirements of Law derived
from or relating to federal, state and local laws or regulations relating to or addressing the environment, health or safety, including but not limited to any law, regulation, or order relating to the use, handling, or disposal of any Contaminant, any law, regulation, or order relating to Remedial Action and any law, regulation, or order relating to workplace or worker safety and health, and such Requirements of Law as are promulgated by the specifically authorized agent responsible for administering such requirements.

          "Environmental Lien" means a Lien in favor of any Governmental Authority for any (i) liabilities under any Environmental, Health or Safety Requirements of Law or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

          "ERISA" means the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

          "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of section 414 of the Internal Revenue Code and the regulations promulgated and rulings issued thereunder.

          "ERISA Event" means (a) a reportable event, within the meaning of section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (b) the imposition of an obligation on the Borrower or any ERISA Affiliate to provide affected parties with written notice of intent to terminate a Plan in a distress termination described in section 4041(c) of ERISA; (c) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the withdrawal by the Borrower or an ERISA Affiliate from a Plan during a plan year for which the Borrower or any ERISA Affiliate was a substantial employer, as defined in section 4001(a)(2) of ERISA; (e) the failure by the Borrower or any ERISA Affiliate to make a payment to a plan required under section 302(f)(1) of ERISA;
(f) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan, pursuant to section 4042 of ERISA, or the occurrence of any event or condition that reasonably could constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

          "ERISA Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under section 414 of the Internal Revenue Code.

          "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.

          "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "Events of Default" has the meaning specified in section
6.1.

          "Existing Liens" means the Liens existing on the date hereof upon or with respect to Property owned by the Borrower and its Subsidiaries and specified on Schedule II hereto.

          "Facility Fee" has the meaning specified in section
2.3(a).

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

          "Fixed Rate Advance" means a Swing Line Advance which bears interest at a fixed rate as specified in the Confirmation of Swing Line Borrowing related thereto.

          "GAAP" has the meaning specified in section 1.3.

          "Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Insufficiency" means, with respect to any Plan, the amount, if any, by which the present value of the vested accrued benefits under such Plan, as determined using the actuarial assumptions then used for the purpose of determining the contributions to be made to such Plan, exceeds the fair market value of the assets of such Plan allocable to such benefits, provided that, with respect to any Multiple Employer Plan with respect to which an election under section 412(c)(4)(A) of the Internal Revenue Code has been made, Insufficiency shall mean the portion of any such excess that is allocable to the Borrower or any ERISA Affiliate pursuant to the procedures in effect from time to time with respect to such Multiple Employer Plan for the allocation of such excess among the employers with respect to such Multiple Employer Plan.

          "Interest Period" means, for each Advance comprising part of the same Revolving Borrowing, the period commencing on the date of such Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be (a) in the case of any Swing Line Advance, any number of days up to 30 days or 1 month, (b) in the case of any Revolving Advance which is a Prime Rate Advance, the period commencing on the date of such Advance and ending on the last day of the calendar quarter in which such Advance is made, and
(c) in the case of any Revolving Advance which is an Adjusted Eurodollar Rate Advance, 1, 2, 3 or 6 months, in each case as the Borrower may select in the Notice of Borrowing for such Advance; provided, however, that:

               (i) the Borrower may not select any Interest Period which would end after the Termination Date;

               (ii) Interest Periods commencing on the same date for Revolving Advances comprising part of the same Revolving
Borrowing shall be of the same duration; and

               (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for an Adjusted Eurodollar Rate Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

          "Internal Revenue Code" means the United States Internal Revenue Code of 1986, as amended, or any successor statute.

          "Lenders" means the Banks listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to section 8.7. Unless the context indicates otherwise, the term Lender includes a Lender in its capacity as a Swing Line Lender.

          "Liabilities and Costs" means all direct or indirect, absolute or contingent, past, present or future liabilities, costs, expenses, obligations, responsibilities, damages (including, without limitation, punitive, economic, consequential and treble damages) and losses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or Remedial Action studies, and fines, penalties and monetary sanctions and interest) with respect to or arising out of any of the following: personal injury, death, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare.

          "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a lease which shall have been or should be, in accordance with GAAP, recorded as a capital lease, and the filing of any financing statement or similar notice (other than a financing statement filed by a "true" lessor pursuant to Section 9-408 of the Uniform Commercial Code), naming the lessee of such property as debtor or "lessee", under the Uniform Commercial Code or other comparable law of any jurisdiction with respect to any of the foregoing. For the avoidance of doubt, in the case of any Operating Lease under which a Person is the lessee or sublessee of real or tangible personal property (or mixed real and tangible personal property), the term Lien does not include the rights of the lessor or sublessor in such property or any financing statement covering such property (including any additions thereto, replacements thereof, or substitutions therefor, or any proceeds thereof) filed against such Person as debtor or as "lessee" or "sublessee".

          "Loan Documents" means (i) this Agreement, (ii) the Notes, (iii) the Agent Fee Letter, (iv) the Agent Syndication Letter, (v) each Subsidiary Guaranty, (vi) any intercreditor agreement or similar document which the Agent and/or the Lenders may be requested to enter into in connection with the completion of the private placement referred to in section 5.2(b)(iv), and (vii) all other written agreements between the Borrower and the Agent or any Lender delivered to the Agent or such Lender pursuant to or in connection with this Agreement.

          "Majority Lenders" means at any time Lenders holding at least 66-2/3% of the then aggregate unpaid principal amount of the Revolving Advances held by Lenders, or, if no such principal amount is then outstanding, Lenders having at least 66-2/3% of the Commitments (provided that, for purposes hereof, neither the Borrower, nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders holding such amount of the Revolving Advances or having such amount of the Commitments or (ii) determining the aggregate unpaid principal amount of the Revolving Advances or the total Commitments).

          "Margin Stock" shall have the meaning assigned to that term in Regulation G and Regulation U.

          "Material Adverse Effect" means a material adverse effect upon (i) the condition (financial or otherwise), operations or Property of the Borrower, individually, or of the Borrower and its Subsidiaries, taken as a whole or (ii) the legality, validity or enforceability of this Agreement, any Note or any of the other Loan Documents.

          "Multiemployer Plan" means a multiemployer plan, as defined in section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding three plan years made or accrued an obligation to make contributions.

          "Multiple Employer Plan" means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which the Borrower or any ERISA Affiliate, and one or more employers other than the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

          "Note" means a Revolving Note or a Swing Line Note, as the case may be.

          "Notice of Borrowing" means a Notice of Revolving
Borrowing or a Notice of Swing Line Borrowing, as the case may be.

          "Notice of Revolving Borrowing" has the meaning specified in section 2.2(a).

          "Notice of Swing Line Borrowing" has the meaning specified in section 2.2(c).

          "OECD" means the Organization for Economic Cooperation and Development.

          "Operating Lease" means a lease of real and/or tangible personal Property as to which the obligations of the lessee or sublessee are not required to be capitalized under GAAP.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Permits" means any permit, approval, authorization license, variance, or permission required from a Governmental
Authority under an applicable Requirement of Law.

          "Person" or "person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "Plan" means a pension plan (other than a Multiemployer
Plan) which is covered by Title IV of ERISA and (i) with respect to which the Borrower or any ERISA Affiliate is or has been accruing or is or has been obligated to accrue contributions or (ii) which is providing benefits for employees (including former employees) of the Borrower or any ERISA Affiliate in respect of such employees' or former employees' employment with the Borrower or an ERISA Affiliate.

          "Prime Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greater of
(i) the rate of interest established by Society in Cleveland, Ohio, from time to time, as Society's prime rate, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by Society for commercial loans or other extensions of credit; and (ii) the Federal Funds Rate in effect from time to time plus 1/2 of 1% per annum.

          "Prime Rate Advance" means a Revolving Advance which bears interest as provided in section 2.6(a)(i).

          "Property" means any real or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, inventory, general intangible, or other asset owned, leased or operated by the Borrower or any of its Subsidiaries, as applicable (including any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

          "Reference Banks" means (i) Society, (ii) Harris Trust and Savings Bank, and (iii) if required by the Majority Lenders, one additional Lender designated by the Majority Lenders.

          "Register" has the meaning specified in section 8.7(d).

          "Regulation G" means Regulation G of the Federal Reserve Board, as in effect from time to time; "Regulation T" means Regulation T of the Federal Reserve Board, as in effect from time to time; "Regulation U" means Regulation U of the Federal Reserve Board, as in effect from time to time; and "Regulation X" means Regulation X of the Federal Reserve Board, as in effect from time to time.

           "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

          "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or
(iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

          "Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, as amended, Regulation G, Regulation T, Regulation U and Regulation X, ERISA, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building, or land use requirement or Permit or labor or employment rule or regulation, including Environmental, Health or Safety Requirements of Law.

          "Revolving Advance" means an advance by a Lender to the Borrower as part of a Revolving Borrowing. A Revolving Advance may be either a Prime Rate Advance or an Adjusted Eurodollar Rate Advance, each of which shall be a "Type" of Revolving Advance.

          "Revolving Borrowing" means a borrowing consisting of simultaneous Revolving Advances of the same Type made by each of the Lenders pursuant to section 2.1(a).

          "Revolving Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Advances made by such Lender.

          "Stock Purchase Agreement" means the Stock Purchase Agreement, dated as of March 4, 1996, by and among (i) the Borrower, as the purchaser; (ii) Anderson Industries, Inc., a Delaware corporation; and (iii) the stockholders of Anderson Industries, Inc., as sellers, providing, among other things for the acquisition by the Borrower of Anderson Industries, Inc. and its Subsidiaries by means of the purchase by the Borrower of all of the issued and outstanding capital stock of Anderson Industries, Inc.

          "Subsidiary" of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of

               (a) the outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency),

               (b) the interest in the capital or profits of such partnership or joint venture, or

               (c) the beneficial interest of such trust or estate,

is at the time directly or indirectly (through one or more other
Subsidiaries of such Person) owned or controlled by such Person.

          "Subsidiary Guaranty" has the meaning specified in
section 5.1(j).

          "Swing Line Advance" means an advance by a Swing Line
Lender to the Borrower as part of a Swing Line Borrowing.

          "Swing Line Borrowing" means a borrowing consisting of simultaneous Swing Line Advances made by each of the Swing Line
Lenders pursuant to section 2.1(b).

          "Swing Line Commitment" has the meaning specified in
section 2.1(b).

          "Swing Line Lenders" means the Banks listed on the signature pages hereof which have Swing Line Commitments as specified in Schedule I hereto and each Eligible Assignee that shall become a party hereto pursuant to section 8.7 and shall succeed to all or part of such Swing Line Commitment.

          "Swing Line Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Swing Line Advances made by such Lender.

          "Termination Date" means the fourth anniversary of the Closing Date, unless all of the Lenders and the Borrower agree in writing to extend such date, or the earlier date of termination in whole of the Commitments pursuant to section 2.4 or section 6.1.

          "Wholly-Owned Subsidiary" means any Subsidiary, all of the equity securities (except directors' qualifying shares, where required by law to be owned by directors) of which, or all of the other equity interests in which, are owned directly or indirectly by the Borrower or one or more Wholly-Owned Subsidiaries.

          "Withdrawal Liability" means a liability in respect of a complete withdrawal or partial withdrawal from a Multiemployer
Plan, as described in Part I of Subtitle E of Title IV of ERISA.

     1.2. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

      1.3. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in section 4.1(e) ("GAAP").

     1.4. Other Definitional Provisions. References to "sections", "subsections", "Schedules" and "Exhibits" shall be to sections, subsections, Schedules and Exhibits, respectively, of this Agreement unless otherwise specifically provided. The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall unless otherwise specifically provided refer to this Agreement as a whole and not to any particular provision of this Agreement.


SECTION 2.AMOUNTS AND TERMS OF THE ADVANCES.


     2.1. The Revolving Advances and the Swing Line Advances. (a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Advances to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount set opposite such Lender's name on Schedule I hereto under the caption "Commitments" or, if such Lender has entered into any Assignment and Acceptance, set forth as such Lender's Commitment in the Register maintained by the Agent pursuant to section 8.7(d), as such amount may be reduced pursuant to section 2.4 (such Lender's "Commitment"); provided that the aggregate of the unused portions of the Commitments of the Lenders shall at all times equal or exceed the aggregate unpaid principal amount of the Swing Line Advances. Each Revolving Borrowing shall be in an aggregate amount not less than $500,000 or an integral multiple of $100,000 in excess thereof, in the case of a Revolving Borrowing consisting of Prime Rate Advances, and in an aggregate amount not less than $2,000,000 or an integral multiple of $1,000,000 in excess thereof, in the case of a Revolving Borrowing consisting of Adjusted Eurodollar Rate Advances, and shall consist of Revolving Advances made on the same day by the Lenders ratably according to their respective Commitments. No more than three Revolving Borrowings shall be made on any single Business Day. Within the limits of each Lender's Commitment, the Borrower may borrow under this section 2.1(a), repay Revolving Advances pursuant to section 2.5, prepay Revolving Advances pursuant to section 2.8 and reborrow under this section 2.1(a).

     (b) Each Swing Line Lender severally agrees, on the terms and conditions hereinafter set forth, to make Swing Line Advances to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount set opposite such Swing Line Lender's name on Schedule I hereto under the caption "Swing Line Commitments" or, if such Lender has entered into any Assignment and Acceptance, set forth as such Lender's Swing Line Commitment in the Register maintained by the Agent pursuant to section 8.7(d), as such amount may be reduced pursuant to section 2.4 (such Swing Line Lender's "Swing Line Commitment"); provided that (i) the aggregate of the unused portions of the Commitments of the Lenders shall at all times equal or exceed the aggregate unpaid principal amount of the Swing Line Advances; and (ii) no Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an aggregate amount not less than $500,000 nor more than $5,000,000 and shall be in an integral multiple of $250,000, and shall consist of Swing Line Advances made on the same day by the Swing Line Lenders in accordance with the Confirmation of Swing Line Borrowing related thereto, ratably according to their respective Swing Line Commitments. Within the limits of each Swing Line Lender's Swing Line Commitment, the Borrower may borrow under this section 2.1(b), repay Swing Line Advances pursuant to section 2.5, prepay Swing Line Advances pursuant to section 2.8 and reborrow under this section 2.1(b).

     (c) Notwithstanding anything herein to the contrary, the Swing Line Lenders shall not make any Swing Line Advance at any time when the Swing Line Lenders have actual knowledge that an Event of Default shall have occurred and be continuing which shall not been waived in accordance with the provisions of this Agreement.

     (d) If as a result of any bankruptcy or similar proceeding or the occurrence of any Default or Event of Default, Revolving Advances are not made pursuant to section 2.1(a) sufficient to repay any amounts owed to the Swing Line Lenders as a result of nonpayment of outstanding Swing Line Advances, each Lender agrees to purchase, and shall be deemed to have purchased, a participation in such outstanding Swing Line Advances in an amount equal to its ratable share (based on the Commitments of all the Lenders to make Revolving Advances) of the unpaid amount thereof together with accrued interest thereon. Upon one Business Day's notice from the Agent, each Lender shall deliver to the Agent for the account of the Swing Line Lenders an amount equal to its respective participation in same day funds at the office of the Agent. In order to evidence such participation each Lender agrees to enter into a participation agreement at the request of the Agent (acting on behalf of the Swing Line Lenders) in form and substance reasonably satisfactory to all parties involved in such participation. In the event any Lender fails to make available to the Agent for the account of the Swing Line Lenders the amount of such Lender's participation as provided above, the Swing Line Lenders shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate for the first Business Day following the date such amount is scheduled to be paid and thereafter at the Federal Funds Rate plus 1% per annum.

     2.2. Making the Revolving Advances and the Swing Line Advances. (a) Each Revolving Borrowing shall be made on notice, given not later than (i) 11:00 A.M. (Cleveland, Ohio time) on the third Business Day prior to the date of the proposed Revolving Borrowing in the case of Adjusted Eurodollar Rate Advances, and
(ii) 1:00 P.M. (Cleveland, Ohio time) on the Business Day of the proposed Revolving Borrowing in the case of Prime Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier, telex or cable. Each such notice of a Revolving Borrowing (a "Notice of Revolving Borrowing") shall be by telephone, telecopier, telex or cable, confirmed immediately in writing, and in the case of a telecopy, telex, cable or other written form of notice, shall be in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Borrowing, (ii) aggregate amount of such Revolving Borrowing, and (iii) duration of the Interest Period for each Revolving Advance to be made as part of such Revolving Borrowing. If no Interest Period is selected in a Notice of Revolving Borrowing relating to Prime Rate Advances, the Interest Period therefor shall be deemed to be 30 days. Each Lender shall, before 3:00 P.M. (Cleveland, Ohio time) on the date of such Revolving Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in section 8.2, in same day funds, such Lender's ratable portion of such Revolving Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in section 3, the Agent will make such funds available to the Borrower at the Agent's aforesaid address.

     (b) Anything in subsection (a) above to the contrary notwithstanding,

          (i) if any Lender shall, at least one Business Day before the date of any requested Revolving Borrowing, notify the Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Adjusted Eurodollar Rate Advances or to fund or maintain Adjusted Eurodollar Rate Advances hereunder, (x) the right of the Borrower to select Adjusted Eurodollar Rate Advances for such Revolving Borrowing or any subsequent Revolving Borrowing shall be suspended until such Lender shall notify the Agent that the circumstances causing such suspension no longer exist, and each Revolving Advance comprising such Revolving Borrowing shall be a Prime Rate Advance, and (y) the Borrower shall forthwith prepay in full all Adjusted Eurodollar Rate Advances of all Lenders then outstanding, together with accrued interest thereon;

          (ii) if fewer than two Reference Banks furnish timely information to the Agent for determining the Adjusted Eurodollar Rate for any Adjusted Eurodollar Rate Advances comprising any requested Revolving Borrowing, the right of the Borrower to select Adjusted Eurodollar Rate Advances for such Revolving Borrowing or any subsequent Revolving Borrowing shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Revolving Advance comprising such Revolving Borrowing shall be a Prime Rate Advance; and

         (iii) if the Majority Lenders shall, at least one Business Day before the date of any requested Revolving Borrowing, notify the Agent that the Adjusted Eurodollar Rate for Adjusted Eurodollar Rate Advances comprising such Revolving Borrowing will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Adjusted Eurodollar Rate Advances for such Revolving Borrowing, the right of the Borrower to select Adjusted Eurodollar Rate Advances for such Revolving Borrowing or any subsequent Revolving Borrowing shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Revolving Advance comprising such Revolving Borrowing shall be a Prime Rate Advance.

     (c) The Borrower may from time to time request the Agent to furnish to the Borrower interest rate quotations for Swing Line Advances which the Swing Line Lenders would be willing to make at interest rates below the rate which would be applicable to such Borrowing if it were a Revolving Borrowing. Each Swing Line Borrowing shall be made on notice, given not later than 12:00 noon (Cleveland, Ohio time) on the Business Day of the proposed Swing Line Borrowing, by the Borrower to the Agent, which shall give to each Swing Line Lender prompt notice thereof by telecopier, telex or cable. Each such notice of a Swing Line Borrowing (a "Notice of Swing Line Borrowing") shall be by telephone, telecopier, telex or cable, confirmed immediately in writing, and in the case of a telecopy, telex, cable or other written form of notice, shall be in substantially the form of Exhibit B-2 hereto, specifying therein the requested (i) date of such Swing Line Borrowing, (ii) aggregate amount of such Swing Line Borrowing, and (iii) Swing Line Interest Period for each Swing Line Advance to be made as part of such Swing Line Borrowing. The Agent will consult with the Swing Lenders on the date of its receipt of the Notice of Swing Line Borrowing concerning the Swing Line Advances to be made pursuant to such Notice of Swing Line Borrowing and if the Swing Lenders have previously indicated to the Agent that they are willing to make Swing Line Advances pursuant thereto at an interest rate which is lower than the rate which would be applicable to such Borrowing if it were a Revolving Borrowing, the Agent shall have telephonically communicated such quotation to the Borrower and the Borrower shall have indicated its acceptance of such quotation, the Agent will give to the Borrower a confirmation of Swing Line Borrowing ("Confirmation of Swing Line Borrowing"), substantially in the form attached hereto as Exhibit B-3, not later than 3:00 P.M. (Cleveland, Ohio time) on the date of the proposed Swing Line Borrowing which specifies such lower interest rate and any possible prepayment provisions applicable thereto; otherwise, if the Swing Lenders are not willing to offer such a lower interest rate, the Confirmation of Swing Line Borrowing shall be given by the Agent as aforesaid but the interest rate applicable to the Swing Line Borrowing referred to therein shall be the Prime Rate. Each Swing Line Lender shall, before 3:00 P.M. (Cleveland, Ohio time) on the date of such Swing Line Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in section 8.2, in same day funds, such Swing Line Lender's ratable portion of such Swing Line Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in section 3, the Agent will make such funds available to the Borrower at the Agent's aforesaid address.

     (d) If, on the date of any Revolving Borrowing or Swing Line Borrowing, any principal amount of any Advances previously made by a Lender participating in such Borrowing shall be due and payable to such Lender hereunder, such Lender shall, up to an amount equal to such principal amount and upon fulfillment of the applicable conditions set forth in section 3, make its Advance on the occasion of such Borrowing by applying the proceeds of such Advance to the repayment of such principal amount; provided, however, that no Swing Line Advance shall be made by applying the proceeds of such Advance, or any portion thereof, to the payment of principal of any other Swing Line Advance. The amount, if any, by which the Advance to be made by such Lender on the occasion of such Borrowing shall exceed such repaid principal amount shall be made available by such Lender in accordance with subsection (a) or (c) of this section 2.2.

     (e) The failure of any Lender to make the Advance to be made by it as part of any Revolving Borrowing or Swing Line Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Revolving Borrowing or Swing Line Borrowing.

     (f) Notwithstanding anything to the contrary contained herein, there shall not at any time be outstanding hereunder more than six Revolving Borrowings consisting of Adjusted Eurodollar
Rate Advances.

     2.3. Fees. (a) The Borrower shall pay to the Agent on the effective date of this Agreement as provided in section 8.6 a facility fee ("Facility Fee") in an amount specified in the Agent Fee Letter, for distribution to the Lenders for their own accounts pro rata according to their Commitments.

     (b) The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee ("Commitment Fee") on the average daily unused portion of such Lender's Commitment from the effective date of this Agreement as provided in section 8.6 in the case of any Bank and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a fluctuating rate equal to the Commitment Fee Rate in effect from time to time, payable quarterly in arrears on the last day of each June, September, December and March, commencing June 30, 1996, and on the Termination Date. As used herein, "Commitment Fee Rate" means a rate equal to (i) 18.75 basis points per annum, if at such time the Applicable Eurodollar Rate Margin would be 50 basis points per annum; or (ii) 25.00 basis points per annum, if at such time the Applicable Eurodollar Rate Margin would be greater than 50 basis points per annum.

     2.4. Reduction of the Commitments and the Swing Line Commitments. (a) The Borrower shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided, however, that (i) each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof,
(ii) the aggregate of the Commitments of the Lenders shall not be reduced to an amount which is less than the Swing Line Commitments of the Swing Line Lenders, and (iii) any such notice of termination shall be accompanied by a notice of termination of the Swing Line Commitments delivered pursuant to subsection (b) below.

     (b)  The Borrower shall have the right, upon at least three
Business Days' notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Swing Line Commitments of the Swing Line Lenders;
provided, however, that each such partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

     (c) On each date after the date hereof that the Borrower receives proceeds of any underwritten public offering or private placement with one or more institutional investors of any equity securities of the Borrower or any debt securities of the Borrower having a weighted average life to maturity (computed in accordance with standard financial practice) of at least 6 years, the Borrower will, regardless of the amount of proceeds received by the Borrower in such offering or private placement, immediately (i) elect to permanently reduce ratably in part the aggregate Commitments of the Lenders to $60,000,000 or less, and (ii) elect to prepay the outstanding Revolving Borrowings, in accordance with section 2.8(b), so that after giving effect thereto the outstanding principal amount of the Revolving Advances do not exceed the aggregate amount of the Commitments as so reduced.

     2.5. Repayment of the Revolving Advances and the Swing Line Advances. The Borrower shall repay the principal amount of each Revolving Advance made by each Lender and each Swing Line Advance made by each Swing Line Lender on the last day of the Interest Period for such Advance.

     2.6. Interest on Advances. (a) Ordinary Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

          (i) Prime Rate Revolving Advances. If such Revolving Advance is a Prime Rate Advance, a rate per annum equal at all times to the Prime Rate in effect from time to time, payable quarterly on the last day of each calendar quarter and on the date such Prime Rate Advance shall be paid in full.

          (ii) Adjusted Eurodollar Rate Revolving Advances. If such Revolving Advance is an Adjusted Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Revolving Advance to the sum of the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Eurodollar Rate Margin in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period.

          (iii) Swing Line Advances. If such Advance is a Swing Line Advance, a rate per annum equal at all times to the rate quoted by the Agent to the Borrower for such Swing Line Advance in the Confirmation of Swing Line Borrowing related thereto, or if no such rate is quoted, at the interest rate referred to in clause (i) above, payable on the last day of the Interest Period for such Swing Line Advance.

As used herein, the term "Applicable Eurodollar Rate Margin" means 100 basis points per annum; provided, that, subsequent to June 30, 1996, if no Default or Event of Default shall have occurred and be continuing the Applicable Eurodollar Rate Margin will change to the number of basis points indicated in the Pricing Grid table which appears below, based on the ratio described in section 5.2(f). Changes in the Applicable Eurodollar Rate Margin based upon changes in such ratio shall become effective on the first day of each applicable Interest Period which commences after the delivery to the Agent pursuant to clause (i) or (ii) of section 5.1(h) of the financial statements of the Borrower, accompanied by the certificate referred to in clause (iii) of section 5.1(h), demonstrating the computation of such ratio, based upon the ratio in effect at the end of the applicable period covered by such financial statements.

                          PRICING GRID
Debt to Capitalization                    Applicable
         Ratio                      Eurodollar Rate Margin

         < 40%                               50.00
    Greater than or equal to 40% but < 45%   62.50
    Greater than or equal to 45% but < 50%   75.00
    Greater than or equal to 50% but < 55%   100.00
    Greater than or equal to 55%             112.50

     (b) Default Interest. If any amount of principal of an Advance is not paid when due (whether at stated maturity, by acceleration or otherwise) or if any interest, fees or other amounts payable hereunder are not paid when due (any such principal, interest, fees or other amounts, the "Defaulted Amount" and any such date, a "Due Date"), then

          (x) the principal amount of each Advance shall bear interest, from the Due Date until the Defaulted Amount is paid in full, payable on demand, at a rate per annum equal at all times to the greater of (1) 2% per annum above the rate per annum required to be paid on such Advance immediately prior to the date on which the Defaulted Amount became due and (2) 2% per annum above the Prime Rate in effect from time to time and

          (y) all interest, fees and other amounts payable hereunder which are not paid when due shall bear interest, from the date on which any such amount referred to in this clause (y) is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the Prime Rate in effect from time to time.

     2.7. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Adjusted Eurodollar Rate. If any one of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, but subject to section 2.2(b)(ii), the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

     (b) The Agent shall give prompt notice to the Borrower and the Lenders or Swing Line Lenders, as the case may be, of the applicable interest rate determined by the Agent for purposes of section 2.6(a)(ii) or (iii), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under section 2.6(a)(ii).

     2.8. Prepayments of Advances. (a) The Borrower shall have no right to prepay any principal amount of (i) any Revolving Advances other than as provided in subsection (b) below, or (ii) any Swing Line Advances other than as specified in the Confirmation of Swing Line Borrowing relating to such Swing Line Advances.

     (b) The Borrower may, upon at least three Business Days' notice to the Agent (in the case of Adjusted Eurodollar Rate Advances), and upon one Business Day's notice to the Agent (in the case of Prime Rate Advances), in each case stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Revolving Borrowing, in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of Adjusted Eurodollar Rate Advances shall be in an aggregate principal amount not less than $2,000,000 and shall be an integral multiple of $1,000,000 in excess thereof, (y) each partial prepayment of Prime Rate Advances shall be in an aggregate principal amount not less than $250,000 and shall be an integral multiple of $250,000 in excess thereof, and (z) in the case of any such prepayment of an Adjusted Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to section 8.4(b).

     2.9. Increased Costs. (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Adjusted Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Adjusted Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that, before making any such demand, each Lender agrees to use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, in the absence of manifest error.

     (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, in the absence of manifest error.

     (c) Except as provided in this subsection (c), failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to any other period. The protection of this section 2.9 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed so long as it shall be customary for Lenders affected thereby to comply therewith. No Lender shall be entitled to compensation under this section 2.9 for any costs incurred or reductions suffered with respect to any date unless it shall have notified the Borrower that it will demand compensation for such costs or reductions not more than 90 days after the later of (i) such date and (ii) the date on which it shall have become aware of such costs or reductions. In the event the Borrower shall reimburse any Lender pursuant to this section 2.9 for any cost and the Lender shall subsequently receive a refund in respect thereof, the Lender shall so notify the Borrower and promptly pay to the Borrower the portion of such refund which it shall determine in good faith to be allocable to the cost so reimbursed.

     2.10.Payments and Computations. (a) The Borrower shall make each payment hereunder not later than 11:00 A.M. (Cleveland, Ohio time) on the day when due in U.S. dollars to the Agent at its address referred to in section 8.2 in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to section 2.9 or 2.11) to the Lenders or Swing Line Lenders, as the case may be, for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or Swing Line Lender, as the case may be, to such Lender or Swing Line Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to section 2.13(b), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

     (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

     (c) All computations of interest based on the Prime Rate, the Adjusted Eurodollar Rate, any interest rate specified in a Confirmation of Swing Line Borrowing or the Federal Funds Rate and of the Commitment Fee shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Commitment Fee is payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, in the absence of manifest error.

     (d) Each Notice of Revolving Borrowing or Notice of Swing Line Borrowing and each Confirmation of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Borrowing and any Swing Line Borrowing which the related Notice of Revolving Borrowing or Confirmation of Swing Line Borrowing specifies is to be comprised of Adjusted Eurodollar Rate Advances or (in the case of Swing Line Advances) Fixed Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the applicable Notice of Revolving Borrowing or Notice of Swing Line Borrowing, as the case may be, the applicable conditions set forth in section 3, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Revolving Borrowing or Swing Line Borrowing when such Advance, as a result of such failure, is not made on such date.

     (e) Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent the amount required to be made available by such Lender as part of such Borrowing, the Agent may assume that such Lender has made such amount available to the Agent on the date of such Borrowing in accordance with section 2.2(a) or 2.2(c), as the case may be, and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such amount available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate or rates applicable to such amount and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance or Advances as part of such Borrowing for purposes of this Agreement.

     (f) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be, provided, that, if such extension would cause payment of interest on or principal of Adjusted Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     (g) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

     2.11. Taxes.  (a)   Any and all payments by the Borrower
hereunder or under the Notes shall be made, in accordance with section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this section 2.11) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

     (c) The Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this section 2.11) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

     (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in section 8.2, the original or a certified copy of a receipt evidencing payment thereof.

     (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "Taxes" as defined in section 2.11(a).

     (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in section 2.11(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection (e) above), such Lender shall not be entitled to indemnification under section 2.11(a) with respect to Taxes imposed by the United States to the extent such Taxes would not be due if such form had been provided; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

     (g) Notwithstanding any contrary provisions of this Agreement, in the event that a Lender that originally provided such form as may be required under section 2.11(e) thereafter ceases to qualify for complete exemption from United States withholding tax, such Lender may assign its interest under this Agreement to any assignee and such assignee shall be entitled to the same benefits under this section 2.11 as the assignor provided that the rate of United States withholding tax applicable to such assignee shall not exceed the rate then applicable to the assignor.

     (h) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this section 2.11 shall survive the payment in full of principal and interest hereunder and under the Notes.

     (i) Any Lender claiming any additional amounts payable pursuant to this section 2.11 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this section 2.11 shall be conclusive and binding for all purposes, in the absence of manifest error.

     2.12. Sharing of Payments, etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Advances or Swing Line Advances made by it (other than pursuant to section 2.9 or 2.11) in excess of its ratable share of payments on account of the Revolving Advances or Swing Line Advances obtained by all the Lenders or Swing Line Lenders, as the case may be, such Lender shall forthwith purchase from the other Lenders or Swing Line Lenders, as the case may be, such participations in the Revolving Advances or Swing Line Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to
(ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

     2.13. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (b) The Register maintained by the Agent pursuant to section 8.7(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender's share thereof.

     (c) The entries made in the Register shall be conclusive and binding for all purposes, absent manifest error.



SECTION 3. CONDITIONS OF LENDING.

     3.1. Conditions Precedent to Initial Advances. The obligation of each Lender to make its initial Advance is subject to the conditions precedent that (a) the Closing Date shall have occurred on or prior to April 15, 1996; (b) all fees and expenses payable to the Agent, for its own account or for the account of the Lenders, pursuant to the Agent Fee Letter or to the Agent and the Lenders pursuant to this Agreement on or prior to the Closing Date shall have been paid in full; (c) the Borrower shall have repaid or prepaid or cause to be repaid or prepaid all Debt for borrowed money and the interest thereon and all fees, expenses and other amounts payable by the Borrower to Society under any existing agreement or arrangement (other than this Agreement), and any unused commitments of Society thereunder, determined after giving effect to the repayment of all such Debt, shall have been terminated and permanently reduced to zero; (d) prior to or contemporaneously with the making of such Advance, the transactions contemplated by the Stock Purchase Agreement shall have been consummated in accordance with the terms thereof without any waiver by any party thereto of any material term, provision or condition thereof, and the Agent shall have received such evidence as it may require (including copies of closing documents) to determine that this condition has been satisfied; (e) prior to or contemporaneously with the making of such Advance, and immediately upon consummation of the transactions contemplated by the Stock Purchase Agreement, the Borrower shall have contributed to the capital of Anderson Industries, Inc. (which in turn shall have contributed a like amount in cash to the capital of Atwood Industries, Inc., its Subsidiary) cash funds at least sufficient (taking into account the cash on hand of Atwood Industries, Inc.) to effect the payments contemplated by the following clause; (f) Atwood Industries, Inc. shall have paid all Debt for borrowed money and the interest thereon and all fees, expenses and other amounts payable by it and any of its Affiliates under the credit arrangements reflected in the Credit Agreement, as amended and restated as of July 20, 1994, as amended, between Atwood Industries, Inc., the lenders referred to therein and Harris Trust and Savings Bank, as agent for such lenders, and any other agreements or instruments referred to therein evidencing or related to such credit arrangements, and any unused commitments of such lenders thereunder, determined after giving effect to the repayment of all such Debt, shall have been terminated and permanently reduced to zero, and the Agent shall have received such evidence as it may require to determine that this condition has been satisfied and that any Liens securing such Debt have been terminated and have (or will promptly be) released or satisfied of record; and (g) the Agent shall have received on or before the day of such initial Advance the following, each dated on or as of the Closing Date, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

          (i) A Revolving Note payable to the order of each Lender in the principal amount of such Lender's Commitment and a Swing
Line Note payable to the order of each Swing Line Lender in the principal amount of such Lender's Swing Line Commitment.

          (ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

          (iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

          (iv) A favorable opinion of Sommer & Barnard, counsel for the Borrower, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Agent may reasonably request.

     3.2. Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that the Agent shall have received the Notice of Borrowing with respect thereto and that on the date of such Borrowing (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

          (i)  the representations and warranties contained in
section 4.1 (excluding (except with respect to any Advance which would increase the outstanding Advances hereunder) those contained in subsections (f) and (h) thereof) are correct on and as of the date of such Borrowing, before and after giving effect to such Revolving Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

          (ii) no Default has occurred and is continuing, or would result from such Revolving Borrowing or from the application of the proceeds therefrom;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request; provided, however, that the obligation of each Lender to make a Revolving Advance on the occasion of a Revolving Borrowing in an aggregate amount equal to or less than the aggregate amount of the Swing Line Advances maturing on the date of such Revolving Borrowing shall, unless and only to the extent that such Swing Line Advances were made at a time when the Swing Line Lenders had actual knowledge that an Event of Default had occurred and was continuing which had not been waived in accordance with the provisions of this Agreement, not be subject to any of the conditions precedent referred to above.



SECTION 4. REPRESENTATIONS AND WARRANTIES.

     4.1. Representations and Warranties of the Borrower.  The
Borrower represents and warrants as follows:

          (a) Corporate Existence. The Borrower is a corporation duly organized and validly existing under the laws of the State of Indiana.

          (b) Corporate Authorization. The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Loan Documents are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene, or constitute a default under, (i) the Borrower's charter or by-laws, or (ii) any other Requirement of Law or (iii) any agreement, contractual restriction or other instrument binding on or affecting the Borrower; or result in the creation or imposition of any Lien on any Property of the Borrower or any of its Subsidiaries.

          (c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement, the Notes or any other Loan Document.

          (d) Binding Effect. This Agreement is, and the Notes and the other Loan Documents when delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

          (e) Financial Information. The Borrower has furnished to the Lenders and the Agent complete and correct copies of the consolidated balance sheets of the Borrower and its consolidated subsidiaries as at December 31, 1994 and December 31, 1995 and the related consolidated statements of operations, shareholders' equity and cash flows of the Borrower and its consolidated subsidiaries for the years then ended, all certified without qualification by Price Waterhouse LLP, as contained in the Form 10-K Annual Report of the Borrower for its fiscal year ended December 31, 1995, filed with the Securities and Exchange Commission, as amended through the date hereof (such Report, as so amended, the "Form 10-K"). The Borrower has also delivered to the Lenders and the Agent complete and correct copies of the Form 10-K, including all Exhibits and schedules attached thereto and filed therewith. All such financial statements contained in the Form 10-K have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present the financial position of the Borrower and its consolidated subsidiaries as at the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated.

          (f) No Changes, etc. Since December 31, 1995, there has occurred no event which has had or might have a Material Adverse
Effect.

          (g) Financial Projections. The Borrower has delivered to the Agent prior to the execution and delivery of this Agreement a complete and correct copy of certain financial projections prepared by management of the Borrower (the "Financial Projections"). The Financial Projections were prepared by management of the Borrower in good faith after taking into account the existing and historical levels of the Borrower's and its Subsidiaries' business activity, known trends, including general economic trends, and all other information, assumptions and estimates pertinent thereto. The Financial Projections were considered by management of the Borrower, as of the date of preparation thereof, to be realistically achievable and to include in written form all material assumptions and premises underlying the financial information set forth in the Financial Projections; provided, that no representation or warranty is made as to the impact of future general economic conditions or as to whether the Borrower's projected results as set forth in the Financial Projections will actually be realized. No facts are known to the Borrower at the date hereof which, if reflected in the Financial Projections, would result in a Material Adverse Effect as compared to the assets, liabilities, results of operations or cash flows reflected therein.

          (h) Litigation. There is no pending or threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any Governmental Authority or arbitrator, which (taking into account the provisions for reserves and other matters disclosed in footnote 7 to the financial statements referred to in section 4.1(e) hereof) has had or is reasonably likely to have a Material Adverse Effect.

          (i) Compliance with Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance have been used in violation of any Requirement of Law (including, without limitation, Regulation G, Regulation T, Regulation U and Regulation X). At no time would more than 25% of the value of the assets of the Borrower or the Borrower and its Consolidated Subsidiaries that are subject to any "arrangement" (as such term is used in section 221.2(g) of Regulation U) hereunder be represented by Margin Stock.

          (j) Investment Company, etc. Neither the Borrower nor any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of unsecured Debt under the Investment Company Act of 1940, as amended, the Interstate Commerce Act as amended, the Federal Power Act, as amended, or any applicable state public utility law.

          (k) ERISA Matters. (i) Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code.

          (ii) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which would constitute an Event of Default under section 6.1(h) hereof.

         (iii) Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan whose liabilities are in excess of its assets by an amount greater than $100,000, copies of which have been filed with the Internal Revenue Service prior to the date hereof and furnished to the Agent and the Lenders listed on the signature pages hereof, is complete and accurate and fairly presents the funding status and financial condition of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status or financial condition which constitutes a Material Adverse Effect.

          (iv) As of the date of this Agreement, neither the Borrower nor any ERISA Affiliate has incurred, or is reasonably expected to incur, any Withdrawal Liability which has not been paid in full to any Multiemployer Plan (other than Withdrawal Liabilities, if any, which in the aggregate are immaterial or nominal).

          (v) As of the date of this Agreement, neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA, which reorganization or termination would result in any liability of the Borrower or any ERISA Affiliate (other than liabilities, if any, which in the aggregate are immaterial or nominal).

          (l) Environmental Matters. Neither the Borrower nor any of its Subsidiaries has received notice or otherwise obtained knowledge of any Claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which (taking into account the provisions for reserves and other matters disclosed in footnote 7 to the financial statements referred to in section 4.1(e) hereof) individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect arising in connection with (i) any non-compliance with or violation of any Environmental, Health or Safety Requirements of Law or (ii) the Release or threatened Release of any Contaminant into the environment. None of the Borrower or its Subsidiaries or any of their respective operations or present or past Property are subject to any investigation by, or any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing (i) a violation of any Environmental, Health or Safety Requirement of Law; (ii) any Remedial Action; or (iii) any Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment, which (in any such case referred to in the preceding clauses (i), (ii) or
(iii)), and taking into account the provisions for reserves and other matters disclosed in footnote 7 to the financial statements referred to in section 4.1(e) hereof, has had or is reasonably likely to have a Material Adverse Effect, nor has the Borrower or any of its Subsidiaries received any notice of any of the foregoing which the Borrower in good faith believes is reasonably likely (taking into account the provisions for reserves and other matters disclosed in footnote 7 to the financial statements referred to in section 4.1(e) hereof) to have a Material Adverse Effect. No Environmental Lien has attached to any Property of the Borrower or any of its Subsidiaries which has had or is reasonably likely to have a Material Adverse Effect.

          (m) Acquisition Documents, etc. The Stock Purchase Agreement is a valid and binding agreement of the respective parties thereto, is enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the rights of creditors generally, and by principles of equity, does not violate or result in any violation of any license, permit or other authorization, judgment, decree, order, law, statute, ordinance or governmental rule or regulation, and does not require the consent or authorization, as a condition to its valid execution, delivery or performance, pursuant to any contract, agreement, lease or other instrument, or any law, statute, rule, regulation or ordinance, of any governmental or regulatory authority, other than such consents and authorizations as have been duly obtained and are in full force and effect. The Borrower has delivered to the Agent and each Lender prior to the execution of this Agreement a true, correct and complete copy of the Stock Purchase Agreement and all Exhibits, Schedules and other documents including, without limitation, all side letters, which embody any material arrangements related to the transactions contemplated thereby.



SECTION 5.COVENANTS OF THE BORROWER.

     5.1. Affirmative Covenants. So long as any Note shall remain unpaid or any Lender shall have any Commitment or Swing Line
Commitment hereunder, the Borrower agrees that, unless the Majority Lenders shall otherwise consent in writing:

          (a) Compliance with Laws, etc. The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable Requirements of Law.

          (b) Preservation of Corporate Existence. The Borrower will preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, corporate rights (charter and statutory), and corporate franchises; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer necessary or desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders. Nothing in this section 5.1(b) shall be deemed to prohibit any merger or consolidation involving the Borrower or any of its Subsidiaries which is permitted by sections 5.2(d), 5.2(h) and 5.2(k).

          (c) Accuracy of Information Given to Lenders. The Borrower will use its best efforts to ensure that (i) all written information, exhibits or reports furnished by the Borrower or any of its Subsidiaries to the Agent or any Lender in connection herewith (other than financial projections) will at the time so furnished contain no untrue statement of a material fact and will not at such time omit to state any material fact or any fact necessary to make the statements contained therein not misleading, and (ii) all financial projections, if any, prepared by the Borrower and furnished by the Borrower to the Agent or any Lender in connection herewith will be prepared in good faith based upon reasonable assumptions (it being understood that any such projections will be subject to significant uncertainties and contingencies, and that no assurance can be given that any such projections will be realized).

       (d) Insurance. The Borrower will maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

          (e) Books and Records. The Borrower will keep proper books of record and account in which entries in conformity with generally accepted accounting principles (and all legal requirements) shall be made of all dealings and transactions in relation to their businesses and activities.

          (f) Use of Proceeds. The proceeds of the Advances made under this Agreement will be used by the Borrower for any lawful purposes not prohibited by the terms of this Agreement, including, without limitation, acquisitions of companies and fees and expenses related to such acquisitions. None of such proceeds will be used in violation of any applicable Requirement of Law, including, without limitation, Regulation G, Regulation T, Regulation U and Regulation X.

          (g) Payment of Taxes, etc. The Borrower will pay and discharge, and will cause each Subsidiary of the Borrower to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon it or upon its Property, and (ii) all lawful claims which, if unpaid, (x) might by law become a Lien upon its Property or (y) would otherwise be reasonably likely to have a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim which is being contested in good faith by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP.

          (h) Reporting Requirements. The Borrower will furnish to the Lenders:

               (i) as soon as practicable and in any event within 45 days after the end of each of the first three quarterly fiscal periods in each fiscal year of the Borrower, unaudited consolidated and consolidating balance sheets of the Borrower and its consolidated subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such period, and (in the case of the second and third such quarterly periods) for the portion of the fiscal year ended with the last day of such quarterly period, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified, subject to normal year-end audit adjustments, by a responsible financial officer of the Borrower; provided that such requirement for the furnishing of such quarterly consolidated financial statements may be fulfilled by the furnishing the report of the Borrower on Form 10-Q, as filed with the Securities and Exchange Commission, for the applicable quarterly period, accompanied by a certificate of a responsible financial officer of the Borrower to the effect specified above;

               (ii) as soon as practicable and in any event within 90 days after the end of each of its fiscal years, consolidated and consolidating balance sheets of the Borrower and its consolidated subsidiaries as at the end of such fiscal year, together with related consolidated and consolidating statements of income, of cash flows and of stockholders' equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by the Borrower, which opinion shall be unqualified and shall (A) state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its consolidated subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (B) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization); provided that such requirement for the furnishing of such annual consolidated financial statements may be fulfilled by the furnishing the report of the Borrower on Form 10-K, as filed with the Securities and Exchange Commission, for the applicable fiscal year;

               (iii) together with delivery of the financial statements referred to in clauses (i) and (ii), a certificate of a responsible financial or accounting officer of the Borrower as to the existence of any Event of Default and as to a schedule in form reasonably satisfactory to the Agent showing compliance with the requirements and covenants contained in sections 5.2(a)(i), (vi),
(viii), (x) and (xi); 5.2(b); 5.2(e);, 5.2(f); 5.2(g); 5.2(h); and
5.2(k);

               (iv) as soon as possible and in any event within two days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial or accounting officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

               (v) as soon as practicable and in any event within 45 days after the commencement of each fiscal year of the Borrower, a consolidated operating and capital budget (in form reasonably satisfactory to the Agent) prepared by the Borrower on a monthly or quarterly basis for such fiscal year (and if normally prepared by the Borrower, any subsequent fiscal years), accompanied by the statement of a responsible financial or accounting officer of the Borrower to the effect that, to the best of his knowledge, such budget is a good faith forecast of the consolidated balance sheet, income statement, operating cash flows and capital expenditures of the Borrower and its consolidated subsidiaries for the period covered thereby;

               (vi) as soon as possible and in any event (i) within thirty days after the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event described in clause (a) of the definition of ERISA Event with respect to any Plan has occurred which reasonably could result in liability to the PBGC (other than liabilities, if any, which are immaterial or nominal in the aggregate) and (ii) within 10 days after the Borrower or any ERISA Affiliate knows or has reason to know that any other ERISA Event with respect to any Plan has occurred which reasonably could result in liability to the PBGC (other than liabilities, if any, which are immaterial or nominal in the aggregate), a statement of a responsible chief financial or accounting officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken or proposes to take with respect thereto;

               (vii) promptly after the receipt thereof by the Borrower or any ERISA Affiliate, (A) copies of all reports and notices which could result in an adverse financial effect on the Borrower or any of its Subsidiaries which the Borrower or any ERISA Affiliate receives from the PBGC, the Internal Revenue Service or the U.S. Department of Labor with respect to any Plan, Multiemployer Plan or Multiple Employer Plan, (B) copies of each notice from the PBGC received by the Borrower or any ERISA Affiliate of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan and (C) a copy of each notice from the sponsor of a Multiemployer Plan received by the Borrower or any ERISA Affiliate concerning (I) the imposition of Withdrawal Liability by a Multiemployer Plan, (II) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (III) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA or (IV) the amount of liability incurred, or expected to be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (I), (II) or (III) above;

               (viii) promptly after the commencement thereof, notice of all actions, suits and proceedings before any domestic or foreign court or Governmental Authority affecting the Borrower or any of its Subsidiaries, of the type described in section 4.1(h);

               (ix) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Borrower or any of its Subsidiaries sends to its stockholders generally, and copies of all regular, periodic and special reports, and all registration statements (other than any registration statement on Form S-8 or any successor form thereto), that the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or with any national securities exchange; and

               (x) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

          (i) Inspection. The Borrower will permit the Agent and each Lender or any other holder of any Note, upon its reasonable request and at its expense, at any reasonable time and from time to time upon reasonable notice, to visit and inspect its properties and the properties of its Subsidiaries and to examine and make copies of, and abstracts from its records and books of account and the records and books of account of its Subsidiaries and to discuss its affairs, finances and accounts with its Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or Treasurer, and any other officer or employee identified by the Agent or any such Lender or holder by position or function, and with its independent accountants (the Borrower by this sentence authorizes such officers, employees and accountants to discuss the same, at the expense of and upon prior notice to the Borrower, providing the Borrower with an opportunity to be present at any such discussion), all at such reasonable times and as often as may be reasonably requested.

          (j) Certain Subsidiaries to Merge into Borrower or Guarantee Advances. In the event any Subsidiary of the Borrower has at any time assets with a net book value, or fair market value, whichever is greater, in excess of $5,000,000, the Borrower will
(i) promptly and in any event within 30 days following the occurrence of such event, notify the Agent in writing of such event, identifying the Subsidiary in question and referring specifically to the rights of the Agent and the Lenders under this subsection; and (ii) within 30 days following request therefor from the Agent or any Lender, either (A) cause such Subsidiary to be merged into the Borrower in compliance with section 5.2(d), and provide the Agent with evidence that such merger has been effected; or (B) cause such Subsidiary to deliver to the Agent, in sufficient quantities for the Lenders, (1) a guaranty (a "Subsidiary Guaranty"), satisfactory in form and substance to the Agent and the Majority Lenders, duly executed by such Subsidiary, substantially in the form attached hereto as Exhibit E, pursuant to which such Subsidiary unconditionally and absolutely guarantees payment of all Advances made hereunder, and (2) resolutions of the Board of Directors of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary as duly adopted and in full force and effect, authorizing the execution and delivery of such Subsidiary Guaranty.

          (k) Most Favorable Covenant Status. Should the Borrower, while this Agreement is in effect or any Note remains unpaid, issue any Debt for money borrowed or represented by bonds, notes, debentures or similar securities, in an aggregate amount exceeding $5,000,000, to any lender or group of lenders acting in concert with one another, or an institutional investor or investors, pursuant to a loan agreement, credit agreement, note purchase agreement, indenture or other similar instrument, which instrument includes affirmative or negative financial or business covenants or similar restrictions, warranties, representations, or defaults or events of default (or any other type of restriction which would have the practical effect of any of the foregoing, including, without limitation, any "put" or mandatory prepayment of such Debt) other than those set forth herein or in any of other Loan Documents, the Borrower shall promptly so notify the Agent and the Lenders and, if the Agent shall so request by written notice to the Borrower (after a determination has been made by the Majority Lenders that any of such documents or instruments contain any provisions, which either individually or in the aggregate, are more favorable to any such lender, group of lenders or institutional investor or investors than any of the provisions set forth herein), the Borrower, the Agent and the Lenders shall promptly amend this Agreement to incorporate some or all of such provisions, in the discretion of the Agent and the Majority Lenders, into this Agreement and, to the extent necessary and reasonably desirable to the Agent and the Majority Lenders, into any of the other Loan Documents, all at the election of the Agent and the Majority Lenders.

          (l) Senior Debt. The Borrower will at all times ensure that (i) the claims of holders of the Notes under the Notes and this Agreement will not be subordinate to, and will in all respects at least rank pari passu with, the claims of every other senior unsecured creditor of the Borrower, and (ii) any Debt subordinated in any manner to the claims of any other senior unsecured creditor of the Borrower will be subordinated in like manner to the claims of holders of the Notes.

     5.2. Negative Covenants. So long as any Note or any amount due hereunder shall remain unpaid or any Lender shall have any Commitment or Swing Line Commitment hereunder, the Borrower will not, without the written consent of the Majority Lenders:

          (a) Liens, etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its Property, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income in each case to secure or provide for the payment of any Debt of any Person; excluding, however, from the operation of the foregoing restrictions:

               (i) Existing Liens (including the replacement, extension or renewal of any such Existing Lien upon the same
Property theretofore subject thereto and the replacement, extension or renewal (without increase of principal amount) of the Debt secured thereby);

               (ii) Liens for taxes, assessments or governmental charges or levies, not yet due and payable, or being contested in good faith and against which reserves have been established by the Borrower to the extent required under GAAP;

               (iii)Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's, and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations (other than Debt) which are not overdue for a period of more than 30 days;

               (iv) pledges or deposits to secure obligations under workmen's compensation laws or similar legislation or to secure statutory obligations of the Borrower or any of its Subsidiaries, provided such Liens do not result in a Material Adverse Effect;

               (v) Liens of landlords arising by operation of law or pursuant to leases entered into in the ordinary course of business securing rental obligations which are not overdue for a period of more than 30 days;

               (vi) Liens on property (including, without limitation, shares of capital stock) of a corporation existing at the time such corporation is merged with or into or consolidated with the Borrower or any of its Subsidiaries or at the time such corporation becomes a Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation as an entirety or substantially as an entirety to the Borrower or any of its Subsidiaries, provided, that (A) such Liens are not incurred in anticipation of such merger, consolidation or such corporation becoming a Subsidiary, or sale, lease or other disposition with or into the Borrower or any of its Subsidiaries, (B) such Liens do not extend to any other Property of the Borrower or any of its Subsidiaries and (C) the aggregate principal amount of the Debt secured by Liens permitted by this clause (vi) and clauses (x) and
(xi) below does not exceed at any time an amount equal to 15% of Consolidated Net Worth;

               (vii) Liens created in the ordinary course of business in favor of the United States of America or any State thereof, or any department, agency or political subdivision of the United States of America or any State thereof, to secure partial, progress, advance or other payments pursuant to any contract (other than for borrowed money) or statute;

               (viii) Liens created in the ordinary course of business by or resulting from any litigation or proceedings which are being contested in good faith, Liens arising in the ordinary course of business out of judgments or awards against the Borrower or any of its Subsidiaries with respect to which the Borrower or such Subsidiary is in good faith prosecuting an appeal or proceedings for review, or Liens incurred in the ordinary course of business by the Borrower or any of its Subsidiaries for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which the Borrower or such Subsidiary is a party; provided, that the aggregate amount secured by all such Liens referred to in this clause (viii) shall not exceed $5,000,000 at any time;

               (ix) easements, rights of way and other encumbrances on title to real property that do not render title to the Property encumbered thereby unmarketable or materially adversely affect the use of such Property for its intended purposes;

               (x) purchase money Liens upon or in Property acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such Property or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such Property to be subject to such Liens, or Liens existing on any such Property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien shall extend to or cover any Property other than the Property being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any Property not theretofore subject to the Lien being extended, renewed or replaced, and provided, further, that the aggregate principal amount of the Debt at any one time outstanding secured by Liens permitted by this clause (x), clause
(vi) above and clause (xi) below does not exceed at any time an amount equal to 15% of Consolidated Net Worth; and

               (xi) Liens not otherwise permitted hereunder securing Debt of the Borrower or any Subsidiary, provided, that the aggregate principal amount of the Debt at any one time outstanding secured by Liens permitted by this clause (xi) and clauses (vi) and
(x) above does not exceed at any time an amount equal to 15% of Consolidated Net Worth.

          (b) Debt. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Debt other than:

               (i) Debt outstanding hereunder and under the Notes and other Loan Documents (including, without limitation, any Subsidiary Guaranty);

               (ii) the existing Debt of the Borrower and its Subsidiaries listed on Schedule III hereto (to the extent not refinanced by this Agreement as indicated herein or therein) and any guaranty issued by any Subsidiary in respect of the existing $30 million principal amount of Convertible Subordinated Notes of the Borrower referred to in Schedule III, issued pursuant to the requirements of the Note Purchase Agreements relating to such Notes;

               (iii) upon completion of the transactions contemplated by the Stock Purchase Agreement, the existing Debt of Anderson Industries, Inc. and its Subsidiaries (including guarantees) as disclosed pursuant to the Stock Purchase Agreement, but after giving effect to the retirement of a portion of such Debt as contemplated by section 3.1 hereof; and any extension, renewal or refinancing of the portion of such Debt remaining outstanding following such retirement, including the issuance by an existing guarantor of a replacement guaranty in connection therewith, provided such extension, renewal or refinancing does not involve an increase in the then principal amount of such portion of such Debt;

               (iv) additional unsecured Debt of the Borrower of up to $100 million incurred as contemplated by the private placement currently being marketed by KeyCorp Investment Banking to institutional investors, and any guaranty by any Subsidiary of such Debt of the Borrower, if at the time of creation thereof the aggregate Commitments hereunder are permanently reduced to not more than $60 million;

               (v) Debt of any Wholly-Owned Subsidiary owed to the Borrower or to another Wholly-Owned Subsidiary of the Borrower;

               (vi) Debt of the Borrower or any Subsidiary representing reimbursement obligations in respect of letters of credit obtained in the ordinary course of business which do not support Debt for borrowed money or notes, bonds or similar securities, provided that the aggregate undrawn amount (assuming compliance with all requirements for drawing) for all such letters of credit is not in excess of $10,000,000 at any time outstanding;

             (vii) guarantees by the Borrower or any Subsidiary, not otherwise permitted by any of the above clauses, of any Debt of any Person (including, without limitation, any Subsidiary), provided that the aggregate principal amount of Debt so guaranteed, together with the aggregate amount of the Debt referred to in clause (iii) above and clauses (viii) and (ix) below, does not (without duplication) exceed 15% of Consolidated Net Worth;

               (viii) Debt incurred to finance not more than 100% of the purchase price of any real or personal property purchased after the date hereof, provided that the aggregate amount of such Debt, together with the aggregate amount of the Debt referred to in clauses (iii) and (vii) above and clause (ix) below, does not (without duplication) exceed 15% of Consolidated Net Worth;

                 (ix) Debt of any Subsidiary of the Borrower
(exclusive of any such Debt owed to the Borrower or another Wholly-Owned Subsidiary of the Borrower), not otherwise permitted by any of the foregoing clauses of this section 5.2(b), provided that the aggregate amount of such Debt, together with the aggregate amount of the Debt referred to in the clauses (iii), (vii) and (viii) above, does not (without duplication) exceed 15% of Consolidated Net Worth; and

               (x) additional unsecured Debt of the Borrower not otherwise permitted by the foregoing clauses of this section 5.2(b), provided that at the time of creation of any such Debt, no event has occurred and is continuing, or would result from the creation of such Debt or from the application of the proceeds thereof, which constitutes a Default (including, without limitation, a Default by reason of a violation of section 5.2(f).

          (c) Guarantees. Guarantee, or permit any of its Subsidiaries to, guarantee, directly or indirectly, any obligation of any other person, except by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and except for guarantees permitted by section 5.2(b).

          (d) Mergers, etc. Merge or consolidate with or into (unless the Borrower is the surviving corporation of such merger or consolidation), or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (i) any Person may merge with and into the Borrower, (ii) any Subsidiary of the Borrower may merge with or into any other Person and (iii) any Subsidiary of the Borrower may sell or otherwise dispose of all or substantially all of its assets, provided that (A) immediately after giving effect to any such merger or sale or other disposition of assets referred to in clause (i), (ii) or (iii), no Default (including, without limitation, any Default under section 5.2(h) or section 5.2(k)) would exist, (B) the surviving corporation of any such merger referred to in clause (i) is, immediately after giving effect to such merger, the Borrower, (C) if the surviving corporation of any merger referred to in clause (ii) is not, immediately after giving effect to such merger, a Subsidiary of the Borrower, the Borrower and/or its Subsidiaries shall have received as consideration for such merger cash, property or securities representing the fair market value of the Borrower's and its Subsidiaries' interest in such Subsidiary immediately prior to such merger (as determined by the Board of Directors of the Borrower), and (D) in the case of any sale or other disposition referred to in clause (iii), the Borrower and/or its Subsidiaries shall have received as consideration for such sale or other disposition cash, property or securities representing the fair market value of such assets immediately prior to such sale or other disposition (as determined by the Board of Directors of the Borrower).

          (e) Interest Coverage. Permit, on the last day of March, June, September and December in each year, commencing June 30, 1996, the ratio of (i) Consolidated EBIT of the Borrower and its Consolidated Subsidiaries during the twelve-month period ending on such date to (ii) Consolidated Interest Expense of the Borrower and its Consolidated Subsidiaries for such twelve-month period to be less than 2.00 to 1.00.

          (f)  Debt to Capitalization Ratio.  Permit the ratio of
(i) Consolidated Debt of the Borrower and its Consolidated Subsidiaries (exclusive of Debt in respect of the undrawn amount of any letters of credit), divided by (ii) the sum of (A) such Consolidated Debt plus (B) Consolidated Net Worth of the Borrower and its Consolidated Subsidiaries, at the end of any fiscal quarter, to exceed (1) 60% at any time on or prior to March 31, 1997; (2) 55% at any time thereafter through December 31, 1997; or
(3) 50% at any time thereafter.

          (g) Consolidated Net Worth. Permit Consolidated Net Worth at any time on or after the date hereof to be less than $125,000,000, except that effective as of the end of the Borrower's fiscal quarter ended June 30, 1996, and as of the end of each fiscal quarter of the Borrower thereafter, the foregoing amount (as it may from time to time be increased as herein provided), shall be increased by 50% of the Borrower's Consolidated Net Income for the fiscal quarter ended on such date (there being no reduction in the case of any such Consolidated Net Income which reflects a deficit).

           (h) Investments, Acquisitions, etc. Do, or permit any Subsidiary to do, any of the following: (i) make any loan or advance to any Person (other than loans to officers, directors and employees or prospective employees in the ordinary course of business in accordance with historical practices), (ii) purchase or otherwise acquire (through merger, consolidation or otherwise), any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or acquire from any Person any division, plant or other business unit, or (iii) be or become a general partner (or the equivalent) in any Person which is not a Wholly-Owned Subsidiary, other than:

               (A)  investments in Cash Equivalents;

               (B)  the acquisition contemplated by the Stock
Purchase Agreement;

               (C) if no Default or Event of Default has occurred and is continuing or would result therefrom and if at the time the aggregate Commitments hereunder have been permanently reduced to not more than $60 million, (1) purchases or other acquisitions of stock, obligations or securities of, or mergers or consolidations with, any other Person which, as a result thereof, becomes a Wholly-Owned Subsidiary, and (2) acquisitions from any other Person of any division, plant or other business unit, in each case specified in the foregoing clauses (1) and (2) in a negotiated transaction involving a line of business or business activities not prohibited by section 5.2(j); provided, that, not later than five days prior to the consummation of any such transaction referred to in this clause (C), the Borrower shall have delivered to the Lenders a certificate of a responsible financial or accounting officer of the Borrower, accompanied by pro forma financial projections of the Borrower and its consolidated subsidiaries with respect to such transaction, demonstrating projected compliance by the Borrower with the financial covenants contained in this Agreement for a period of at least 12 months;

               (D) loans, advances and other investments in the Borrower's existing Wholly-Owned Subsidiaries, and loans, advances and other investments in Persons which become Wholly-Owned
  Subsidiaries in transactions referred to in the foregoing clause
(C) or in transactions referred to in clause (ii) of section
5.2(d);

               (E) loans, advances and other investments by Subsidiaries in the Borrower; and

               (F) other loans, advances and investments made after the Closing Date, not otherwise permitted by the foregoing clauses of this subsection, in an aggregate amount not in excess of $25,000,000 in the fiscal year ended December 31, 1996, or $5,000,000 in any fiscal year thereafter.

          (i) Accounting Changes. Make, or permit any of its Subsidiaries to make, any change in its accounting policies or financial reporting practices and procedures, except changes in accounting policies which are required or permitted by GAAP and changes in financial reporting practices and procedures which are required or permitted by GAAP, in each case as to which the Borrower shall have delivered to the Agent prior to the effectiveness of any such change a report prepared by a responsible financial officer of the Borrower describing such change and explaining in reasonable detail the basis therefor and effect thereof.

          (j) Other Businesses. Engage, or permit any of its Subsidiaries to engage, in any business other than the businesses in which the Borrower and its Subsidiaries are engaged at the date hereof, and the businesses in which the Borrower and its Subsidiaries will be engaged after giving effect to the consummation of the transactions contemplated by the Stock Purchase Agreement, and other similar or reasonably related businesses and activities.

          (k) Sales of Assets, etc. Sell or otherwise transfer, or permit any Subsidiary to sell or otherwise transfer, directly or indirectly (by merger or otherwise), any assets or other Property (including, without limitation, any shares of capital stock of any Subsidiary) outside of the ordinary course of business, except that
(i) the foregoing restriction shall not apply to transfers by a Subsidiary of the Borrower to the Borrower or to a Wholly-Owned Subsidiary of the Borrower, or by the Borrower to a Wholly-Owned Subsidiary of the Borrower; and (ii) if no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or any Subsidiary may sell or otherwise transfer, outside of the ordinary course of business, assets or other Property having an aggregate fair value (as determined by the Board of Directors of the Borrower) not in excess of $10,000,000 during any fiscal year, provided any such sale or other transfer is for consideration consisting of cash, stock, securities or other property having a fair value at least equal to the assets or other Property so sold or otherwise transferred.

          (l) Changes in Fiscal Year. Make any change in its Fiscal Year.

          (m) Plan Terminations. Terminate, or permit any ERISA Affiliate to terminate, any Plan or Plans so as to result in liability of the Borrower or any ERISA Affiliate to the PBGC in excess of $5,000,000 in the aggregate, or permit to exist one or more events or conditions which reasonably present a material risk of a termination by the PBGC of any Plan or Plans with respect to which the Borrower or any ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of $5,000,000 in the aggregate.

          (n) Employee Benefit Costs and Liabilities. Fail to comply, or permit any ERISA Affiliate to fail to comply, with the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan.


SECTION 6. EVENTS OF DEFAULT.

     6.1. Events of Default.  If any of the following events
("Events of Default") shall occur and be continuing:

          (a) the Borrower shall fail to pay any principal of any Note when the same becomes due and payable, or shall fail to pay any interest on any Note or any other amount payable under this Agreement within five days of the due date thereof; or

          (b) any representation or warranty made (or deemed made in accordance with section 3.2) by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made (or deemed made); or

          (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in section 5.1(h)(iv), 5.2(a), 5.2(b), 5.2(c), 5.2(d), 5.2(e), 5.2(f), 5.2(g), 5.2(h) or
5.2(k) of this Agreement on its part to be performed or observed;
or

          (d) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed, if such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

          (e) the Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $4,000,000 in the aggregate (but excluding Debt evidenced by the Notes) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or required sinking fund redemption payment), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

          (f) the Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its Property; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection
(f); or

          (g) any judgment or order for the payment of money in excess of $5,000,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or
(ii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h) any ERISA Event with respect to a Plan shall have occurred and, thirty days after notice thereof shall have been given to the Borrower by the Agent, (i) such ERISA Event shall still exist, (ii) such ERISA Event shall have caused or shall have created a material risk of the termination of or the appointment of a trustee with respect to the affected Plan by or at the request of the PBGC and (iii) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which the events or circumstances described in the preceding clauses (i) and
(ii) shall have occurred and then exist (or in the case of a Plan with respect to which an ERISA Event described in clauses (c) through (f) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $5,000,000; or

          (i) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts then required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $5,000,000; or

          (j) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years that include the date hereof by an amount exceeding $5,000,000; or

          (k) any person or group of persons (within the meaning of section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) or control of 30% or more of the fully diluted outstanding shares of common stock of the Borrower; or during any period of twelve consecutive calendar months, individuals who were directors of the Borrower on the first day of such period or who were elected or nominated by a majority of the directors in office at the beginning of such period, shall cease for any reason to constitute a majority of the board of directors of the Borrower; or

          (l) if any Subsidiary Guaranty executed and delivered as provided herein shall, for any reason cease to be in full force or effect, or if any guarantor thereunder shall fail to perform any covenant contained therein or assert any limitation upon such guarantor's obligations thereunder;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of Lenders owed more than 50% of the aggregate unpaid principal amount of the Revolving Advances and Swing Line Advances then outstanding or, if no Revolving Advances or Swing Line Advances are then outstanding, Lenders having more than 50% of the Commitments, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of Lenders owed more than 50% of the aggregate unpaid principal amount of the Revolving Advances and Swing Line Advances then outstanding or, if no Revolving Advances or Swing Line Advances are then outstanding, Lenders having more than 50% of the Commitments, by notice to the Borrower, declare all the Advances then outstanding, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances then outstanding, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Subsidiaries under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances then outstanding, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.


SECTION 7. THE AGENT.

     7.1. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders or all Lenders if required by section 8.1, as applicable, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

     7.2. Agent's Reliance, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender which is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in section 8.7; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the Property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

     7.3. Society and Affiliates. With respect to its Commitment, any Swing Line Commitment made by it, the Advances made by it and the Notes issued to it, Society shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Society in its individual capacity. Society and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its subsidiaries and any Person who may do business with or own securities of the Borrower or any such subsidiary, all as if Society were not the Agent and without any duty to account therefor to the Lenders.

     7.4. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in section
4.1 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     7.5. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Revolving Notes then held by each of them (or if no Revolving Notes are at the time outstanding or if any Revolving Notes are held by Persons which are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

     7.6. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Lenders, removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having total assets in excess of $3,000,000,000 and a combined capital and surplus of at least $150,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this section 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     7.7. Agent's Fee. The Borrower shall pay to Society for its own account the annual agency fee referred to in the Agent Fee
Letter.

     7.8. Co-Agent. No Bank identified herein or in any of the other Loan Documents as a "Co-Agent" shall have any right, power, obligation, liability, responsibility or duty under any Loan Document other than those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Bank so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.


SECTION 8. MISCELLANEOUS.

     8.1. Amendments, etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in section 3.1 or 3.2 (if and to the extent that the Borrowing which is the subject of such waiver would involve an increase in the aggregate outstanding amount of Advances over the aggregate amount of Advances outstanding immediately prior to such Borrowing), (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Revolving Advances or the Swing Line Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Revolving Advances or the Swing Line Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Advances or the Swing Line Advances, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, (f) amend the definition of Majority Lenders or this section 8.1, (g) release any guarantor from any guaranty obligations contained in any Subsidiary Guaranty executed and delivered pursuant to the requirements of this Agreement, or (h) change any term or provision of clause (k) of section 6.1, or waive any Event of Default thereunder; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

     8.2. Notices, etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at 1120 North Main Street, Elkhart, Indiana 46514,
Attention: Joseph A. Robinson, Chief Financial Officer, Secretary
& Treasurer; if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Society National Bank, Society Center, 127 Public Square, Cleveland, Ohio 44114-1306, attention: Richard A. Pohle, Vice President and Manager, Large Corporate Group (telephone: (216) 689-4446; facsimile: (216) 689-4981); or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Agent pursuant to section 2 or 7 shall not be effective until received by the Agent.

     8.3. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     8.4. Costs, Expenses and Taxes. (a) The Borrower agrees to pay promptly upon request all costs and expenses in connection with the preparation, execution, delivery, administration, interpretation, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay promptly upon request all costs and expenses, if any, of the Agent and each Lender (including, without limitation, reasonable counsel fees and expenses and allocated costs of internal counsel), (i) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes, the other Loan Documents and the other documents to be delivered hereunder and thereunder, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to this Agreement, the Notes, the other Loan Documents, the Property, the Borrower or any of the Borrower's Subsidiaries and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

     (b) If any payment of principal of any Adjusted Eurodollar Rate Advance or Fixed Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of a prepayment pursuant to section 2.8(b) or pursuant to the terms of any Confirmation of Swing Line Borrowing or acceleration of the maturity of the Notes pursuant to section 6.1 or for any other reason, the Borrower shall, promptly upon request by any Lender (with a copy of such request to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

     (c) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and their respective Affiliates, and each of their respective directors, officers, employees and agents, from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, fees and disbursements of counsel) which may be incurred by or asserted against the Agent or such Lender or Affiliate or any such director, officer, employee or agent in connection with or arising out of any investigation, litigation, or proceeding, whether or not the Agent or such Lender or Affiliate or any such director, officer, employee or agent is a party thereto, related to this Agreement, any Claim relating to any of the matters referred to in section 4.1(l), without regard to the presence or absence of any Material Adverse Effect referred to therein, or any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by the Borrower or any of its Subsidiaries, unless such loss, claim, damage, liability or expense is found in a final judgment of a court of competent jurisdiction to have resulted from such indemnified party's gross negligence or wilful misconduct. The obligations of the Borrower under this section 8.4 shall survive the Termination Date.

     8.5. Right of Set-off. Nothing herein shall derogate any Lender's right, if any, if and to the extent payment owed to such Lender is not made when due hereunder or under any Note held by such Lender, after giving effect to any applicable grace period specified in section 6 hereof with respect thereto, to set off from time to time against any or all of the Borrower's general deposit accounts with such Lender any amount so due. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this section 8.5 are in addition to other rights and remedies which such Lender may have.

     8.6. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

     8.7. Assignments and Participations. (a) Each Lender may assign, with (except in the case of any assignment to an Affiliate of such Lender) the consent of the Agent (which consent shall not be unreasonably withheld or delayed), to one or more banks or other entities all or a proportionate part of all of its rights and obligations under this Agreement (including, without limitation, all or a proportionate part of all of its Commitment, its Swing Line Commitment (if any), the Revolving Advances and Swing Line Advances (if any) owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall (unless such amount constitutes the entire remaining amount of the assigning Lender's Commitment) be an integral multiple of $1,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

     (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in section 4.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and
(vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

     (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note or Notes to the order of such Eligible Assignee in an amount equal to the Commitment and Swing Line Commitment (if any) assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment and Swing Line Commitment (if any) hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment and Swing Line Commitment (if any) retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or A-2 hereto.

     (d)  The Agent shall maintain at its address referred to in section 8.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of each of the Lenders and the Commitment and Swing Line Commitment (if any) of, and principal amount of the Advances owing to, each such Lender from time to time (the "Register"). The Register shall contain the information specified in section 2.13(b), and the entries in the Register shall be conclusive and binding for the purposes of this Agreement, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for the purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and Swing Line Commitment (if any), the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment and Swing Line Commitment (if any) to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, and (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that any participation agreement may provide that the relevant Lender will not agree to any modification, amendment or waiver of this Agreement which (i) increases or decreases the Commitment or Swing Line Commitment (if any) of such Lender, (ii) reduces the principal of or rate of interest on any Advance or fees hereunder in which the participant has an interest or (iii) postpones the date fixed for any payment of principal of or interest on any Advance or any fees hereunder in which the participant has an interest without the consent of the participant. The Borrower agrees that each participant shall, to the extent provided in its participation agreement, be entitled to the benefits of sections 2.9, 2.11 and 8.4(b) hereof with respect to its participating interest. No participant or other transferee of such Lender's rights shall be entitled to receive any greater payment under sections 2.9, 2.11 and 8.4(b) hereof than such Lender would have been entitled to receive with respect to the rights transferred.

     (f) Subject to section 8.13, any Lender may, in connection with any assignment, designation or participation or proposed assignment, designation or participation pursuant to this section 8.7, disclose to the assignee, designee or participant or proposed assignee, designee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower in connection with this Agreement; provided that, prior to any such disclosure, the assignee, designee or participant or proposed assignee, designee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

     (g) Anything in this section 8.7 to the contrary notwithstanding, any Lender may, upon notice to the Agent and the Borrower, assign and pledge all or any portion of the Advances owing to it to a Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Federal Reserve Board and any Operating Circular issued by such Federal Reserve Bank.

     8.8. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Ohio.

     8.9. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     8.10. Collateral. Each of the Lenders represents to the Agent and each of the other Lenders that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

     8.11. Survival of Warranties and Agreements. All representations and warranties made herein and all obligations of the Borrower in respect of taxes, indemnification and expense reimbursements shall survive the execution and delivery of this Agreement and the other Loan Documents, the making and repayment of the Advances and the termination of this Agreement and shall not be limited in any way by the passage of time or occurrence of any event and shall expressly cover time periods when the Agent or any of the Lenders may have come into possession or control of any of the Borrower's or its Subsidiaries' Property.

     8.12. Limitation of Liability. No claim may be made by the Borrower, any Lender, the Agent or any other Person against the Agent or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the Borrower, each Lender and the Agent hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     8.13. No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such person may act) retained by the Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, to any of its Subsidiaries, or to any other person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation.

     8.14. Lenders and Agent Not Fiduciary to Borrower, etc. The relationship among the Borrower and its Subsidiaries, on the one hand, and the Agent and the Lenders, on the other hand, is solely that of debtor and creditor, and the Agent and the Lenders have no fiduciary or other special relationship with the Borrower and its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

     8.15. Confidentiality. Each Lender agrees that during the period through and including the Termination Date it will take normal and reasonable precautions to hold and treat in confidence any information delivered or made available by the Borrower to it which is expressly designated in writing to be confidential; provided, however that nothing herein shall prevent any Lender from disclosing such information (i) to any Affiliate of such Lender,
(ii) to any other Lender, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (v) which has been publicly disclosed, (vi) to the extent reasonably required in connection with any litigation to which the Agent, any Lender or their respective Affiliates may be a party,
(vii) to the extent reasonably required in connection with the exercise of any remedy hereunder, (viii) to such Lender's legal counsel, independent auditors and other professional advisors, (ix) to any actual or proposed participant, assignee or other transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this section 8.15, or (x) that is also provided to such Lender by a Person other than the Borrower not in violation, to the actual knowledge of such Lender, of any duty of confidentiality; provided that any Lender's failure to comply with the provisions of this section 8.15 shall not affect the obligations of the Borrower hereunder.

     8.16. Certain Consents and Waivers of the Borrower.

     (a) Personal Jurisdiction. (i) THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY OHIO STATE COURT OR FEDERAL COURT FOR THE NORTHERN DISTRICT OF OHIO, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HERETO IN CONNECTION WITH THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE BORROWER AGREES THAT
A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

     (ii) THE BORROWER AGREES THAT THE AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE THE AGENT AND THE LENDERS TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE AGENT OR ANY LENDER. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT OR ANY LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

     (b) Service of Process. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER'S NOTICE ADDRESS SPECIFIED PURSUANT TO SECTION 8.2, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE AGENT TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

     8.17. Waiver of Jury Trial. EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.



       [The balance of this page is intentionally blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                              EXCEL INDUSTRIES, INC.



                              By: _________________________________
                                  Chief Financial Officer



                              SOCIETY NATIONAL BANK,
                                   individually and as Agent



                              By: _________________________________
                                  Vice President




                              HARRIS TRUST AND SAVINGS BANK,
                              individually and as Co-Agent



                              By: _________________________________
                                  Vice President



                            SCHEDULE I

                    INFORMATION AS TO LENDERS

Name                             Swing Line   Domestic            Eurodollar
of Lender         Commitments    Commitments  Lending             Lending
                                              Office              Office

Society National
Bank              $60,000,000    $5,000,000   Society Center      Society Center
                                              127 Public Square   127 Public Square
                                              Cleveland, Ohio     Cleveland, Ohio
                                              44114-1306          44114-1306
                                              Notices:

                                              Society Center
                                              127 Public Square
                                              Cleveland, Ohio
                                              44114-1306

                                              Attention: Large
                                              Corporate
                                              Group

                                              Facsimile: (216)
                                              689-4981

                                              Primary Contacts:

                                              Richard A. Pohle
                                              Vice President and
                                              Manager
                                              Telephone: (216)
                                              689-4446

                                              Matthew P. Tuohey
                                              Portfolio Manager
                                              Telephone: (216)
                                              689-0598

                                              Contact for
                                              Borrowings,
                                              Payments, etc.:

                                              Sandy Wilder

                                              Telephone: (216)
                                              689-4448
                                              Facsimile: (216)
                                              689-4981





                                              Wiring Information:

                                              ABA # 041001039
                                              Account of Excel
                                              Industries,
                                              Inc.

Harris Trust and
Savings Bank      $60,000,000    $-0-         Harris Trust and      Harris Trust and
                                              Savings Bank          Savings Bank
                                              111 West Monroe       111 West Monroe
                                              2 West                2 West
                                              Chicago, Illinois     Chicago, Illinois
                                              60690                 60690

                                              Primary Credit
                                              Contact:

                                              Lee Vandermyde
                                              Telephone: (312)
                                              461-3474
                                              Facsimile: (312)
                                              461-2591

                                              Back-Up Contact:

                                              M. Elizabeth Gilliam
                                              Vice President &
                                              Market Manater                                              Manager
                                              Telephone: (312)
                                              461-5111
                                              Facsimile: (312)
                                              461-2591


                                              Facsimile: (312)
                                              461-2591

                                              Addressee for Formal
                                              Notices:

                                              Lee Vandermyde
                                              Vice President
                                              Telephone: (312)
                                              461-3474
                                              Telecopy:  (312)
                                              461-2591

                                              Payment
                                              Instructions:

                                              Harris Trust and
                                              Savings Bank
                                              Credit Services
                                              Operations
                                              Account #3351922000
                                              re: Excel
                                              Industries, Inc.
                                              ABA # 071000288


                           SCHEDULE II


                   Schedule of Existing Liens



Secured Party            Property                 Debt @ 12/31/95


Industrial Revenue Bonds
     City of Pikeville, Tenn.Facility               $ 600,000
Jacksonville, Fla. (Series
     A) Port Authority   Facility                     262,000
 Jacksonville, Fla. (Series
     B) Port Authority   Facility                     438,000
 PNC Bank, Kentucky, Inc.Facility and equipment       400,000


Computer lease
     CIT Group, Inc.DEC computer equipment            305,000
                                                   $2,005,000

                          SCHEDULE III


                    Schedule of Existing Debt


                (Debt of Excel Industries, Inc.)


Lender                                  Debt at March 30, 1996

CIGNA Investments, Inc.                 $20,000,000
Textron Investment Management Co.        10,000,000
NationsBank of Tennessee                  1,170,833
Pittsburgh National Bank                    400,000
Chemical Bank                               600,000
Comerica Bank                               525,000
CIT Group                                   285,824
                                        $32,981,657

                           EXHIBIT A-1

                             FORM OF
                         REVOLVING NOTE

U.S. $                                Dated: ___________ __, 1996

     FOR VALUE RECEIVED, the undersigned, EXCEL INDUSTRIES, INC., an Indiana corporation (herein, together with its successors and assigns, the "Borrower"), HEREBY PROMISES TO PAY to the order of
                               (the "Lender") for the account of
its Applicable Lending Office (as defined in the Credit Agreement referred to below) the principal amount of each Revolving Advance (as defined below) made by the Lender to the Borrower pursuant to the Credit Agreement (as defined below) on the last day of the Interest Period (as defined in the Credit Agreement) for such Advance.

     The Borrower promises to pay interest on the unpaid principal amount of each Revolving Advance from the date of such Revolving Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

     Both principal and interest are payable in lawful money of the United States of America to Society National Bank, as Agent, at Society Center, 127 Public Square, Cleveland, Ohio 44114-1306, in same day funds. Each Revolving Advance made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

     This Promissory Note is one of the Revolving Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of April 1, 1996 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the Lender and certain other banks parties thereto, and Society National Bank, as Agent for the Lender and such other banks, and Harris Trust and Savings Bank, as Co-Agent for the Lender and such other banks. The Credit Agreement, among other things, (i) provides for the making of advances (the "Revolving Advances") by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Advance being evidenced by this Promissory Note, and
(ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

     The Borrower hereby waives presentment, demand, protest and notice (other than any notice specifically provided for in the Credit Agreement) of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

     This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of Ohio, United States.

                         EXCEL INDUSTRIES, INC.



                         By: ___________________________________
                            Chief Financial Officer

               ADVANCES AND PAYMENTS OF PRINCIPAL

                                 Amount of     Unpaid
Date           Amount of      Principal Paid  Principal   Notation
              Advance           or Prepaid   Balance     Made By

                           EXHIBIT A-2

                             FORM OF
                         SWING LINE NOTE

U.S. $                                Dated: ___________ __, 1996

     FOR VALUE RECEIVED, the undersigned, EXCEL INDUSTRIES, INC., an Indiana corporation (herein, together with its successors and assigns, the "Borrower"), HEREBY PROMISES TO PAY to the order of
                               (the "Lender") for the account of
its Applicable Lending Office (as defined in the Credit Agreement referred to below) the principal amount of each Swing Line Advance (as defined below) made by the Lender to the Borrower pursuant to the Credit Agreement (as defined below) on the last day of the Interest Period (as defined in the Credit Agreement) for such Advance.

     The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Advance from the date of such Swing Line Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

     Both principal and interest are payable in lawful money of the United States of America to Society National Bank, as Agent, at Society Center, 127 Public Square, Cleveland, Ohio 44114-1306, in same day funds. Each Swing Line Advance made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

     This Promissory Note is one of the Swing Line Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of April 1, 1996 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the Lender and certain other banks parties thereto, and Society National Bank, as Agent for the Lender and such other banks, and Harris Trust and Savings Bank, as Co-Agent for the Lender and such other banks. The Credit Agreement, among other things, (i) provides for the making of advances (the "Swing Line Advances") by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Swing Line Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

     The Borrower hereby waives presentment, demand, protest and notice (other than any notice specifically provided for in the Credit Agreement) of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

     This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of Ohio, United States.

                         EXCEL INDUSTRIES, INC.



                         By: ___________________________________
                            Chief Financial Officer

               ADVANCES AND PAYMENTS OF PRINCIPAL


Date       Amount of    Amount of        Unpaid     Notation
           Advance    Principal Paid   Principal    Made By
                       or Prepaid       Balance

                           EXHIBIT B-1

                  NOTICE OF REVOLVING BORROWING

                                        [Date]

Society National Bank, as Agent
     for the Lenders parties
     to the Credit Agreement
     referred to below
Society Center
127 Public Square
Cleveland, Ohio 44114-1306

     Attention:  Large Corporate Group

Ladies and Gentlemen:

     The undersigned, Excel Industries, Inc., refers to the Credit Agreement, dated as of April 1, 1996 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Society National Bank, as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to section 2.2(a) of the Credit Agreement that the undersigned hereby requests a Revolving Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Borrowing (the "Proposed Revolving Borrowing") as required by section 2.2(a) of the Credit Agreement:

          (i)  The Business Day of the Proposed Revolving Borrowing
is            , 19__.

          (ii) The Type of Revolving Advances comprising the
Proposed Revolving Borrowing is [Prime Rate Advances]
[Adjusted Eurodollar Rate Advances].

          (iii)The aggregate amount of the Proposed Revolving
Borrowing is $             .

          (iv) The Interest Period for each Revolving Advance made as part of the Proposed Revolving Borrowing is [the calendar
quarter ending _________] [      month[s]].

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Borrowing:

          (A)  all representations and warranties contained in
section 4.1 of the Credit Agreement which under section 3.2 of the Credit Agreement are required to be true and correct, before and after giving effect to the Proposed Revolving Borrowing and to the application of the proceeds therefrom, are true and correct as though made on and as of such date; and

          (B) no Default has occurred and is continuing, or would result from such Proposed Revolving Borrowing or from the application of the proceeds therefrom.

                              Very truly yours,

                              EXCEL INDUSTRIES, INC.


                              By _________________________________
                                  Title:

                           EXHIBIT B-2

                 NOTICE OF SWING LINE BORROWING

                                        [Date]

Society National Bank, as Agent
     for the Lenders parties
     to the Credit Agreement
     referred to below
Society Center
127 Public Square
Cleveland, Ohio 44114-1306

     Attention:  Large Corporate Group

Ladies and Gentlemen:

     The undersigned, Excel Industries, Inc., refers to the Credit Agreement, dated as of April 1, 1996 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Society National Bank, as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to section 2.2(c) of the Credit Agreement that the undersigned hereby requests a Swing Line Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Swing Line Borrowing (the "Proposed Swing Line Borrowing") as required by section 2.2(c) of the Credit Agreement:

          (i)  The Business Day of the Proposed Swing Line
Borrowing is            , 19__.

          (ii) The interest rate applicable to the Swing Line
Advances comprising the Proposed Swing Line Borrowing is requested to be based on [the Prime Rate] [a Fixed Rate quoted by the Agent].

          (iii)The aggregate amount of the Proposed Swing Line
Borrowing is $             .

          (iv) The Interest Period for each Swing Line Advance made
as part of the Proposed Swing Line Borrowing is [      days] [1
month].

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Swing Line Borrowing:

          (A)  all representations and warranties contained in
section 4.1 of the Credit Agreement which under section 3.2 of the Credit Agreement are required to be true and correct, before and after giving effect to the Proposed Swing Line Borrowing and to the application of the proceeds therefrom, are true and correct as though made on and as of such date; and

          (B) no Default has occurred and is continuing, or would result from such Proposed Swing Line Borrowing or from the application of the proceeds therefrom.

                              Very truly yours,

                              EXCEL INDUSTRIES, INC.

                              By _________________________________
                                  Title:

                           EXHIBIT B-3

              CONFIRMATION OF SWING LINE BORROWING

                                        [Date]

Excel Industries, Inc.
1120 North Main Street
P.O. Box 3118
Elkhart, Indiana 46515-3118
     Attention: Chief Financial Officer

Ladies and Gentlemen:

     The undersigned, Society National Bank, as Agent (the "Agent"), refers to the Credit Agreement, dated as of April 1, 1996 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among Excel Industries, Inc. (the "Borrower"), certain Lenders parties thereto and the Agent, as agent for said Lenders, and hereby gives you notice, pursuant to section 2.2(c) of the Credit Agreement that the terms of the Swing Line Borrowing under the Credit Agreement requested by the Borrower (the "Proposed Swing Line Borrowing") are as follows:

          (i)  The Business Day of the Proposed Swing Line
Borrowing is            , 19__.

          (ii) The Type of Swing Line Advances comprising the
Proposed Swing Line Borrowing is [Prime Rate Advances] [Fixed Rate
Advances].

          (iii)The aggregate amount of the Proposed Swing Line
Borrowing is $             .

          (iv) The Interest Period for each Swing Line Advance made
as part of the Proposed Swing Line Borrowing is [      days] [1
month].

          (v)  The interest rate applicable to the Proposed Swing
Line Borrowing is:      ______________________________.

          (vi) Prepayment of the Proposed Swing Line Borrowing [is not permitted] [is permitted but only with full reimbursement for all breakage costs, etc.].

                              Very truly yours,

                              SOCIETY NATIONAL BANK, as Agent


                              By:__________________________
                          Title:

                            EXHIBIT C

                    ASSIGNMENT AND ACCEPTANCE

                      Dated          , 19

     Reference is made to the Credit Agreement, dated as of April 1, 1996 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Excel Industries, Inc., an Indiana corporation (herein, together with its successors and assigns, the "Borrower"), the Lenders (as defined in the Credit Agreement), Society National Bank, as Agent for the Lenders (the "Agent"), and the Co-Agent named therein:

     Terms defined in the Credit Agreement are used herein with the same meaning.

                       (the "Assignor") and                 (the
"Assignee") agree as follows:

     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a ____% interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the date hereof, including, without limitation, (x) such percentage interest in the Assignor's Commitment [and Swing Line Commitment], which (after giving effect to any other assignments thereof made prior to the date hereof, whether or not such assignments have become effective, but without giving effect to any other assignments thereof also
made on the date hereof) is $       in the case of the Commitment
of the Assignor [and $_______ in the case of the Swing Line Commitment of the Assignor], (y) the aggregate principal outstanding principal amount of Revolving Advances owing to the Assignor [and Swing Line Advances owing to the Assignor], which (after giving effect to any other assignments thereof made prior to the date hereof, whether or not such assignments have become effective, but without giving effect to any other assignments
thereof also made on the date hereof) is $      for the Revolving
Advances [and $______ for the Swing Line Advances], and (z) the Revolving Note [and Swing Line Note] held by the Assignor.

     2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note or Notes referred to in paragraph 1 above and requests that the Agent exchange such Note or Notes for [a new Revolving Note dated
         , 19    in the principal amount of $              payable
to the order of the Assignee] [and a new Swing Line Note dated
            , 19    in the principal amount of $
payable to the order of the Assignee] [new Revolving Notes as
follows: a Revolving Note dated           , 19   in the principal
amount of $                payable to the order of the Assignee and
a Revolving Note dated              , 19   payable to the order of
the Assignor] [and new Swing Line Notes as follows: a Swing Line
Note dated           , 19   in the principal amount of $
     payable to the order of the Assignee and a Swing Line Note
dated              , 19   payable to the order of the Assignor].

     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in section 4.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and, if the Assignee is an insurance company, represents and warrants that the assignment hereunder shall not constitute or otherwise result in any prohibited transaction under section 406 of ERISA or section 4975 of the Internal Revenue Code; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; [and]
(vi) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and the Notes or such other documents as are necessary to indicate that all such payments are subject to such withholding taxes at a rate reduced by an applicable tax treaty].

     4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Agent (the "Effective Date").

     5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

     6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Revolving Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Revolving Notes for periods prior to the Effective Date directly between themselves.

     7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Ohio.

     8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.


       [The balance of this page is intentionally blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                         [NAME OF ASSIGNOR]


                         By:
                           Title:

                         [NAME OF ASSIGNEE]


                         By: ________________________________
                        Title: _______________________

                         Domestic Lending Office (and
                           address for notices):

                             [insert Address]

                         Eurodollar Lending Office:

                             [insert Address]

Consented to and accepted this     day
of                , 19

SOCIETY NATIONAL BANK, as Agent


By:__________________________________

                            EXHIBIT D

             FORM OF OPINION OF SOMMER & BARNARD, PC
                    COUNSEL FOR THE BORROWER




                         [Closing Date]



To each of the Banks and
     the Agent party to
     the Credit Agreement
     referred to below
c/o Society National Bank,
     as Agent
Society Center
127 Public Square
Cleveland, Ohio 44114-1306


          Re:  April 1, 1996 U.S. $120,000,000 Credit Agreement
            among Excel Industries, Inc., as Indiana corporation
             ("Borrower"), the financial institution named on the
              signature pages thereof (the "Banks"), Society National Bank, as Agent (the "Agent"), and Harris
       Trust and Savings Bank, as Co-Agent (the "Credit
    Agreement")

Ladies and Gentlemen:

     We have acted as counsel to the Borrower in connection with the preparation, execution and the initial Borrowing under the Credit Agreement. This letter is being delivered to you pursuant to Section 3.1(d) of the Credit Agreement and at the request of the Borrower. Unless otherwise defined in this letter, each term defined in the Credit Agreement and used in this letter in initially capitalized form shall have the meaning ascribed to it in the Credit Agreement.

     This letter is governed by, and shall be construed in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations (only some of which will be specifically referred to in this letter) more particularly described in the Accord, and this letter should be read in conjunction with the Accord. Your acceptance of this letter constitutes evidence of (1) your willingness to have this letter governed by, and interpreted in accordance with, the Accord, (2) your acceptance of the scope of the opinion and confirmation coverage set forth in this letter, and (3) your acceptance of all modifications and supplements to the Accord which are set forth in this letter. Our delivery of this letter is predicated on the foregoing.

     The opinions set forth in this letter are based solely on, and are limited to, the laws of the United States of America and the internal, substantive laws of the State of Indiana (without regard to its choice of law principles and laws). We express no opinion on the laws of any other jurisdiction or governmental authority or on any matters governed by any such laws. The opinions set forth in this letter are matters of professional judgment and do not constitute a guarantee of results by this firm.


     Based upon and subject to the foregoing and based upon and subject to the further definitions, qualifications, assumptions, exceptions and limitations set forth in this letter, we are of the opinion that:

     1. The Borrower is a corporation duly incorporated and validly existing under the laws of the State of Indiana.

     2. The execution, delivery and performance by the Borrower of the Credit Agreement, the Notes and the other Loan Documents are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene, or constitute a default under, (i) the Borrower's articles of incorporation or by-laws, (ii) any other Requirement of Law or
(iii) any agreement, contractual restriction or other instrument known to us, after due inquiry, to be binding on the Borrower, and do not and will not result in the creation or imposition of any Lien on any material Property of the Borrower or any of its Subsidiaries pursuant to any term or provision of any such agreement, contractual restriction or instrument.

     3. The Credit Agreement has been duly executed and delivered by the Borrower. The Credit Agreement is, and the Notes and the other Loan Documents when executed by the Borrower in accordance with the Agreement will be, legal, valid and binding agreements or obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

     4. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of the Credit Agreement, the Notes or any other Loan Document.

     5. Based in part upon the accuracy of representations and warranties of the Borrower contained in the Credit Agreement to the effect that (i) the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and (ii) at no time would more than 25% of the value of the assets of the Borrower or the Borrower and its Consolidated Subsidiaries that are subject to any "arrangement" (as such term is used in section 221.2(g) of Regulation U) under the Credit Agreement be represented by Margin Stock, Borrowings under the Agreement will not result in any violation of Regulation G, Regulation T, Regulation U or Regulation X.

     6. Neither the Borrower nor any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of unsecured Debt under the Investment Company Act of 1940, as amended, the Interstate Commerce Act as amended, the Federal Power Act, as amended, or any applicable Indiana public utility law.

     Based upon and subject to the definitions, qualifications, assumptions, exceptions and limitations set forth in this letter, we hereby confirm to you that, to our knowledge, there is no pending or threatened action or proceeding against the Borrower or any of its Subsidiaries before any Governmental Authority or arbitrator, which (taking into account the provisions for reserves and other matters disclosed in footnote 7 to the financial statements referred to in section 4.1(e) of the Credit Agreement) has had or is reasonably likely to have a Material Adverse Effect.

     The opinions and confirmations set forth in this letter are subject to the following definitions, qualifications, assumptions, exceptions and limitations in addition to those set forth previously in this letter:

          A.   The General Qualifications (as defined in the
Accord) apply to the opinions set forth in the second sentence of paragraph 3 of this letter.

          B. The phrases "our knowledge" and "known to us" as used in this letter shall have the meaning ascribed to the term
"Actual Knowledge" in the Accord and shall be limited in scope to the Primary Lawyer Group.

          C. The phrase "Primary Lawyer Group" as used in the Accord is hereby modified and, for purposes of applying the Accord to this letter, such phrase shall mean the attorneys in the firm who have given substantial legal attention to the representation of the Borrower in connection with the Credit Agreement.

          D. The scope of our representation of the Borrower in connection with the opinions expressed herein does not include providing legal service to the Borrower or any other Person with regard to any matter (a "financial institution regulatory matter") the resolution of which requires reference to any provision of Title 12 of the United States Code, Chapter 12 of the Code of Federal Regulations, the policies, procedures, guidelines or practices of any federal regulator with respect to any such law or regulation, or any state law or regulation governing financial institutions, except only for the matters specifically covered by our opinion in paragraph 5 above. In particular (except as specifically covered in paragraph 5 above), we express no opinion regarding compliance by the Borrower or the transactions contemplated by the Credit Agreement and the other Loan Documents with any such financial institution regulatory matter.

          E. We express no opinion regarding the legality, validity, binding effect and enforceability of any provisions of the Credit Agreement, Notes and other Loan Documents which purport to waive the Borrower's right to a jury trial.

          F. As to matters of fact we have relied upon, and assumed the accuracy of certificates and other comparable documents of officers and representatives of the Borrower and the representations contained in the Credit Agreement.

          G. The opinions and confirmations set forth in this letter are based on the laws in effect, and the facts in existence, on the date of this letter and we assume no obligation to revise or supplement this letter or to notify you should the laws or the facts, or both, change.

          H. Except as set forth below, this letter and the opinions and confirmations it contains are solely for the benefit of the addressees in connection with the execution and delivery of the Credit Agreement, the Notes and the other Loan Documents and performance of same, may not be used or relied upon by addressees for any other purpose, and may not be used or relied upon, or disclosed to, any other person for any purpose, without in each instance,, our prior written consent. Notwithstanding the foregoing, you may, without our written consent, furnish copies of this letter: (i) to your independent auditors and attorneys; (ii) to any state or federal authority having regulatory jurisdiction over you; (iii) pursuant to any order or legal process of any court or governmental agency having jurisdiction; (iv) in connection with any legal action to which you are a party that arises out of the transactions contemplated by the Credit Agreement; (v) subject to Sections 8.7(f) and 8.15 of the Credit Agreement, to any proposed assignee of, or participant in, any Bank's interest in any obligations under the Credit Agreement or the Commitments; and (vi) to any successors to the Agent.

                                   Very truly yours,

                                   SOMMERS & BARNARD, PC



                                   By:
                                      James K. Sommer

                            EXHIBIT E

                             FORM OF

                             GUARANTY

     GUARANTY, dated           , 19   , made by                , a
[corporation] organized and existing under the laws of
        (herein, together with its successors and assigns, the "Guarantor"), in favor of (i) the Lenders (the "Lenders", such term to include their respective successors and assigns) from time to time parties to the Credit Agreement (as defined below), and (ii) SOCIETY NATIONAL BANK, a national banking association, as agent (the "Agent") for the Lenders under the Credit Agreement:
  PRELIMINARY STATEMENTS:

     (1) The Lenders and the Agent have entered into a Credit Agreement, dated as of April 1, 1996 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Excel Industries, Inc., a corporation organized and existing under the laws of the State of Indiana (herein, together with its successors and assigns, the "Borrower"). The Guarantor may receive a portion of the proceeds of the Advances under the Credit Agreement and will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement.

     (2) It is a condition precedent to the making of Advances by the Lenders under the Credit Agreement that the Guarantor shall have executed and delivered this Guaranty.

     NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances under the Credit Agreement, the Guarantor hereby agrees as follows:

     1. Guaranty. The Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower now or hereafter existing under the Credit Agreement and the Notes, whether for principal, interest, fees, expenses or otherwise (such obligations being the "Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent or the Lenders in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts which constitute part of the Obligations and would be owed by the Borrower to the Agent or the Lenders under the Credit Agreement and the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

     Anything contained in this Guaranty to the contrary notwithstanding, the obligations of the Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render the Guarantor's obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under section 548 of Title 11 of the United States Code or any provision of applicable state law (collectively, the "Fraudulent Transfer Laws"), in each case after giving effect to all other liabilities of the Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of the Guarantor (i) in respect of intercompany indebtedness to the Borrower or Affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by the Guarantor hereunder, and (ii) under any guaranty of senior unsecured Debt or Debt subordinated in right of payment to the Obligations which guaranty contains a limitation as to maximum amount similar to that set forth in this paragraph, pursuant to which the liability of the Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under applicable provisions of the Fraudulent Transfer
Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of the Guarantor pursuant to (i) applicable law, or (ii) any agreement providing for an equitable allocation among the Guarantor and other Affiliates of the Borrower of obligations arising under guaranties by such persons.

     2. Guaranty Absolute. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Credit Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The obligations of the Guarantor under this Guaranty are independent of the Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

          (a) any lack of validity or enforceability of the Credit Agreement, the Notes or any other agreement or instrument relating thereto;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement or the Notes, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

          (c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;

          (d) any manner of application of collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any collateral for all or any of the Obligations or any other assets of the Borrower or any of its Subsidiaries;

          (e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries; or

          (f) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

      3. Waiver. The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other person or entity or any collateral.

     4. Subrogation. The Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until all the Obligations and all other amounts payable under this Guaranty shall have been paid in full and the Commitments shall have expired or terminated. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable under this Guaranty and (y) the expiration or termination of the Commitments, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent to be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Agent as collateral security for any Obligations thereafter existing. If (i) the Guarantor shall make payment to the Agent or the Lenders of all or any part of the Obligations,
(ii) all the Obligations and all other amounts payable under this Guaranty shall be paid in full and (iii) the Commitments shall have expired or terminated, the Agent and the Lenders will, at the Guarantor's request, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from such payment by the Guarantor.

     5. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

          (a) Organization and Authority of the Guarantor. The Guarantor is a [corporation] duly organized, validly existing and in good standing under the laws of the State of _____ and has all requisite power and authority to own or hold under lease, to carry on its business as now conducted and proposed to be conducted, to enter into this Guaranty and to perform its obligations hereunder. The Guarantor has, by all necessary [corporate] [partnership] [limited liability company] action (all action of [shareholders] [partners] [members], if any, required therefor having been duly taken), duly authorized the execution and delivery of this Guaranty and the performance of its obligations under this Guaranty.

          (b) Compliance with Other Instruments, etc. Neither the execution and delivery of this Guaranty nor the consummation of the transactions contemplated hereby nor the performance of the terms and provisions thereof will result in any breach of, or constitute a default under, or result in (or require) the creation of any Lien in respect of any property of the Guarantor under, any agreement, indenture, mortgage, instrument, corporate charter (or corresponding document) or by-law to which the Guarantor is a party or by which the Guarantor or any of its properties may be bound or affected, or violate any existing law, governmental rule or regulation or any Order of any court, arbitrator or Governmental Authority applicable to the Guarantor which could have a Material Adverse Effect on the Guarantor.

          (c) Governmental Authorizations, etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required on the part of the Guarantor for the valid execution and delivery of this Guaranty or for compliance by the Guarantor with the terms and provisions of this Guaranty.

          (d) Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor in any court or before any arbitrator of any kind or before or by any Governmental Authority, which question the validity of this Guaranty or any action taken or to be taken pursuant hereto.

          (e) Validity of this Guaranty, etc. This Guaranty is a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

          (f) Familiar with Borrower. The Guarantor is familiar with the finances and affairs of the Borrower and has, independently and without reliance upon the Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.

     6. Amendments, etc. No amendment or waiver of any provision of this Guaranty, and no consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, (a) limit the liability of the Guarantor hereunder, (b) postpone any date fixed for payment hereunder, or (c) change the number of Lenders required to take any action hereunder.

     7. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered to it, if to the Guarantor, at its address at
        , Attention:                 , and if to the Agent or any
Lender, at its address specified in the Credit Agreement, or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively.

     8. No Waiver; Remedies. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     9. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by section 6.1 of the Credit Agreement to authorize the Agent to declare the Notes due and payable pursuant to the provisions of said section 6.1, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guaranty, whether or not such Lender shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured. Each Lender agrees promptly to notify the Guarantor after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

     10. Continuing Guaranty; Assignments under Credit Agreement. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until the later of (x) the payment in full of the Obligations and all other amounts payable under this Guaranty and
(y) the expiration or termination of the Commitments, (ii) be binding upon the Guarantor, its successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the Agent, the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and any Note held by it) to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject, however, to the provisions of section 7 (concerning the Agent) of the Credit Agreement.

     11. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of Ohio.

     12. Jury Trial Waiver. THE GUARANTOR, AND THE AGENT AND EACH LENDER (BY THEIR ACCEPTANCE HEREOF), EACH WAIVE ANY RIGHT TO HAVE
A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE AGENT OR ANY LENDER AND THE GUARANTOR ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS GUARANTY OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                   [NAME OF GUARANTOR]



                                   By:
                                   Title: